Exhibit 10.5

**Certain information in this exhibit has been redacted in accordance with Item 601(b)(10)(iv) of Regulation S-K. Such information is both (i) not material and (ii) customarily and actually treated by the registrant as private or confidential. [***] indicates that information has been redacted.**

GLOBAL MASTER SEED TREATMENT SUPPLY AGREEMENT

by and between

CORTEVA AGRISCIENCE LLC

and

PIONEER HI-BRED INTERNATIONAL, INC.

Dated as of [ ]

INDEX OF DEFINED TERMS

Term	Section
AAA	Section 14.4(c)
Acquired Party	Section 9.2(c)
Action	Section 1.1(1)
Affected Product	Section 5.12(b)
Affiliate	Section 1.1(2)
Agreement	Preamble
Arbitral Tribunal	Section 14.4(c)(i)
Assigning Party	Section 0
Binding Forecast	Section 2.3(b)(ii)
Business Case Criteria	Section 1.1(3)
Business Day	Section 1.1(4)
Business Sale	Section 0
Certificate of Analysis	Section 1.1(4)
Change of Control	Section 1.1(6)
Change of Control Event	Section 9.2(c)
Commercialization Year	Section 1.1(7)
Confidential Information	Section 1.1(8)
Contract	Section 1.1(9)
Contract Supplement	Section 1.1(10)
Contract Supplement Initial Term	Section 1.1(11)
Control	Section 1.1(12)
Copyrights	Section 1.1(13)
Corteva	Preamble
Corteva Indemnitees	Section 12.3(b)
Corteva Other Product	Section 1.1(13)
Cost of Goods Sold	Section 1.1(15)
Current Direct Product	Section 1.1(16)
Current Portfolio Contract Supplement Initial Term	Section 9.1(b)
Current Portfolio Product	Section 1.1(17)
Current Portfolio Product Renewal Term	Section 9.1(b)
Current Proprietary Product	Section 1.1(18)
Current Third-Party Product	Section 1.1(19)
Damages	Section 1.1(20)
Decision on Interim Relief	Section 14.4(c)(ix)
Direct Supplier	Section 1.1(21)
Dispute	Section 14.4(c)
Distribution Rights	Section 5.5(a)
Downstream Treater	Section 5.5(a)
Effective Date	Preamble
Emergency Arbitrator	Section 14.4(c)(ix)
Estimated Registration Date	Section 1.1(22)
Europe	Section 1.1(23)

i

Term	Section
Final Purchase Price	Section 2.4(g)(i)
First Forecast Month	Section 2.3(a)(ii)
Force Majeure Event	Section 1.1(23)
Forms	Section 14.16
Governmental Entity	Section 1.1(25)
Indemnifiable Loss	Section 1.1(26)
Indemnifiable Losses	Section 1.1(26)
Initial Binding Forecast	Section 2.3(b)(i)
Initial Commercialization Date	Section 4.4
Initial Current Portfolio Product Forecast	Section 2.3(a)(i)
Initial Purchase Price	Section 2.4(g)(i)
Intellectual Property	Section 1.1(27)
Interim Relief	Section 14.4(c)(ix)
Know-How	Section 1.1(28)
Law	Section 1.1(28)
Liabilities	Section 1.1(30)
Major Country	Section 1.1(31)
Market Year	Section 1.1(32)
Minimum Purchase Requirement	Section 1.1(33)
Minimum Purchase Shortage	Section 2.5(b)
Modified Subject Product	Section 5.10(a)
MY	Section 1.1(32)
Near-Term Extension Product	Section 1.1(33)(iii)
Near-Term Launch Criteria	Section 1.1(33)(iii)
Near-Term Other Product	Section 1.1(37)
Near-Term Product	Section 1.1(38)
Near-Term Product Contract Supplement Initial Term	Section 9.1(d)
Near-Term Product Renewal Term	Section 9.1(d)
Nine Months Out Quantity	Section 2.3(b)(iv)
Non-Acquired Party	Section 9.2(c)
North America	Section 1.1(39)
Parties	Preamble
Party	Preamble
PASSER Criteria	Section 1.1(41)
Patent	Section 1.1(42)
Penetration Rate	Section 1.1(43)
Permitted Courts	Section 14.4(d)
Permitted Excess	Section 2.3(b)(iv)
Person	Section 1.1(44)
Product Non-Conformity	Section 12.1(c)
Prolonged Supply Shortage	Section 5.12(d)
Registration	Section 1.1(42)
Regulatory Event	Section 2.6(a)
Required Delivery	Section 5.12(b)

ii

Term	Section
Restricted Period	Section 5.13(b)(ii)
Restricted Product	Section 5.4(a)
Rolling Forecasts	Section 2.3(a)(ii)
Rules	Section 14.4(c)
Sales Taxes	Section 6.2(a)
Seed Treatment	Section 1.1(47)
Seed Treatment Products	Section 1.1(48)
Seeds	Section 1.1(49)
Separation Agreement	Recitals
Six Months Out Quantity	Section 2.3(b)(iv)
Software	Section 1.1(50)
Specifications	Section 1.1(50)
Steering Committee	Section 7.1(a)
Steering Committee Period	Section 14.4(c)
Subject Crop	Section 1.1(52)
Subject Product	Section 1.1(53)
Subject Product True-Up Amount	Section 2.4(g)(ii)
Subject Product True-Up Statement	Section 2.4(g)(i)
Subject Territory	Section 1.1(54)
Sublicensee	Section 8.3
Supply Shortage	Section 5.12(b)
Support Fee	Section 3.1
Support Fee Statement	Section 3.2
Tax	Section 1.1(55)
Taxes	Section 1.1(55)
Taxing Authority	Section 1.1(56)
Term	Section 9.1(a)
Territory	Section 1.1(55)
Third Party	Section 1.1(58)
Third Party Products	Section 1.1(59)
Third-Party	Section 1.1(58)
Trademark License Terms	Section 8.6(a)
Trademarks	Section 1.1(60)
Updated Cost of Goods Sold	Section 2.4(g)(i)
VAT	Section 6.2(b)
Vylor	Preamble
Vylor Indemnitees	Section 12.3(a)
Vylor Seeds	Section 1.1(61)
Willful Misconduct	Section 1.1(62)

iii

GLOBAL MASTER SEED TREATMENT FRAMEWORK AGREEMENT

This GLOBAL MASTER SEED TREATMENT FRAMEWORK AGREEMENT (this “Agreement”), dated as of [ ] (the “Effective Date”), is entered into by and between CORTEVA AGRISCIENCE LLC, a Delaware corporation (“Corteva”) and PIONEER HI-BRED INTERNATIONAL, INC., a Delaware corporation (“Vylor”). Each of Corteva and Vylor is sometimes referred to herein as a “Party”, and collectively, as the “Parties”.

W I T N E S S E T H:

WHEREAS, pursuant to the Separation and Distribution Agreement, dated as of [ ], by and among Corteva, Inc., Vylor Inc. and, solely for the purposes set forth therein, EIDP, Inc. (the “Separation Agreement”), Corteva, Inc. intends, among other things, to separate into two separate, publicly traded companies, one for each of (a) the SpinCo Business (as defined in the Separation Agreement), which will be owned and conducted, directly or indirectly, by Vylor Inc., and (b) the RemainCo Business (as defined in the Separation Agreement), which will be owned and conducted, directly or indirectly, by Corteva, Inc.;

WHEREAS, Corteva and its Affiliates are active in the global business of research, development, manufacture and commercialization of Seed Treatment Products;

WHEREAS, Vylor and its Affiliates are active in the global business of research, development, manufacture and commercialization of Seeds;

WHEREAS, the Parties wish to establish a global legal framework addressing certain Seed Treatments;

WHEREAS, Corteva and/or its Affiliates wish to sell to Vylor and/or its Affiliates, and Vylor and/or its Affiliates wish to purchase from Corteva and/or its Affiliates, certain Seed Treatment Products in accordance with the terms and conditions set forth in this Agreement and any applicable Contract Supplement;

WHEREAS, the Parties wish to evaluate whether any Near-Term Product satisfy certain criteria for Vylor to commercialize such Near-Term Product in accordance with the terms and conditions set forth in this Agreement; and

WHEREAS, Vylor and/or its Affiliates wish Corteva and/or its Affiliates to provide support services in connection with Vylor’s purchase of certain Current Direct Products from the Direct Suppliers, in each case, in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1
Defined Terms. For purposes of this Agreement, the following terms shall have the following meanings:
(1)
“Action” shall mean any demand, action, claim, cause of action, suit, countersuit, arbitration, inquiry, case, litigation, subpoena, proceeding or investigation (whether civil, criminal or administrative) by or before any court or grand jury, any Governmental Entity or any arbitration or mediation tribunal or authority.
(2)
“Affiliate” shall mean, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person. For the purposes of this definition, “control” (including the terms “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise. It is expressly agreed that no Party or any member of either Group (as defined in the Separation Agreement) shall be deemed to be an Affiliate of the other Party or member of such other Party’s Group solely by reason of having one or more directors in common or by reason of having been under common control of Corteva or Corteva’s stockholders prior to, or in case of Vylor’s stockholders, on or after the Effective Date.
(3)
“Business Case Criteria” shall mean, with respect to any Near-Term Product, any financial or economic criteria required to be satisfied as set forth in the Contract Supplement for such Near-Term Product to be launched.
(4)
“Business Day” shall mean any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by Law to be closed in New York, New York.
(5)
“Certificate of Analysis” shall mean a document attesting to the compliance with the Specifications resulting from the analytical testing of a representative sample drawn from the batch or lot of the Subject Product such Certificate of Analysis represents.
(6)
“Change of Control” shall mean, with respect to a Party, (a) the sale, conveyance, transfer or other disposition (however accomplished), in one or a series of related transactions, of all or substantially all of the assets of such Party relating to this Agreement; (b) the consolidation, merger or other business combination of such Party, immediately following which the stockholders of such Party immediately prior to such transaction fail to own in the aggregate at least a majority of the voting power in the election of directors of all the outstanding voting securities of the surviving party in such consolidation, merger or business combination or of its ultimate publicly traded parent entity; (c) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act of 1934, as amended) becoming the “beneficial owner” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act of 1934, as amended), directly or indirectly, of at least thirty-five percent (35%) of the outstanding voting securities of such Party and effective control of such Party (other than (i) a reincorporation, holding company merger or similar corporate transaction in which each of such Party’s stockholders owns, immediately thereafter, interests in the new parent company in substantially the same percentage as such stockholder owned in such Party immediately prior to such transaction or (ii) in connection with a transaction described in clause (b), which shall be governed by such clause (b)); or (d) as a result of a majority of the board of directors of such Party ceasing to consist of individuals who have become directors as a result of being nominated or elected by a majority of such Party’s directors. For the avoidance of doubt, a previous determination that a “Change of Control” has occurred shall not prejudice the determination as to whether any other subsequent events, on one or more occasions, meet the definition of “Change of Control.”
(7)
“Commercialization Year” shall mean, with respect to each Near-Term Product in the applicable Subject Territory, (i) the first Market Year beginning with the Initial Commercialization Date; and (ii) each of the four (4) subsequent Market Years or such lesser number of Market Years agreed by the Parties or otherwise determined in accordance with the terms of this Agreement.
(8)
“Confidential Information” shall mean business and technical information disclosed by one Party (or its representative(s)) to another Party (or its representative(s)) under this Agreement or any Contract Supplement. Confidential Information does not include information that (i) was in the public domain at the time of disclosure to the receiving Party; (ii) after disclosure to the receiving Party enters the public domain through no fault of the receiving Party (or any Third Party acting at the direction of, or on behalf of, the receiving Party); (iii) is learned by the receiving Party from a Third Party entitled to disclose it, provided that the Third Party does not impose restrictions of confidentiality or non-use on the receiving Party and provided the Third Party did not derive the same directly or indirectly from the disclosing party; (iv) was already known to the receiving Party at the time of disclosure by the disclosing Party, without Third-Party restrictions of confidentiality or nonuse, as shown by the receiving Party’s prior written records; or (v) is developed by or for the receiving Party independently of information obtained from the disclosing Party. Information disclosed under this Agreement or any Contract Supplement shall not be deemed to be within the foregoing exceptions merely because such information is embraced by more general knowledge in the public domain or in the receiving Party’s possession. In addition, no combination of features shall be deemed to be within the foregoing exceptions merely because individual features do fall within a stated exception, unless the combination itself and its principle of operations fall within a stated exception.
(9)
“Contract” shall mean any agreement, contract, subcontract, obligation, note, indenture, instrument, option, lease, sublease, promise, arrangement, release, warranty, license, sublicense, insurance policy, purchase order or legally binding commitment or undertaking of any nature (whether written or oral and whether express or implied).

(10)
“Contract Supplement” shall mean a separate document incorporated herein setting forth terms and conditions for a Subject Product purchase transaction between Corteva and/or its Affiliates and Vylor and/or its Affiliates, which could include purchasing and selling Affiliate parties, price (calculated in accordance with the terms of this Agreement), volume, Subject Territory, term, specifications, shipment destination, mode of shipment and period of purchase, each in a form agreed to by the Parties in writing.
(11)
“Contract Supplement Initial Term” shall mean the (i) for a Current Portfolio Product, Current Portfolio Contract Supplement Initial Term and (ii) for a Near-Term Product, the Near-Term Product Contract Supplement Initial Term.
(12)
“Control” means, with respect to any Intellectual Property, (i) such Intellectual Property is owned by the applicable Person, and (ii) such Person has the ability to grant a license or other rights in, to and under such Intellectual Property on the terms and conditions set forth herein (other than pursuant to a license or other rights granted pursuant to this Agreement) without violating any applicable Law or any Contract entered into as of or prior to the Effective Date between such Person or any of its Affiliates, on the one hand, and any Third Party, on the other hand, without needing to make payments to a Third Party, and without violating any Contract between such Person or any of its Affiliates, on the one hand, and any Third Party, on the other hand, existing at the time such Party would be first required hereunder to grant the other Party such license or other rights.
(13)
“Copyrights” shall mean copyrightable works, copyrights (including in product label or packaging artwork or templates), moral rights, mask work rights, database rights and design rights, in each case, whether or not registered, and registrations and applications for registration thereof.
(14)
“Corteva Other Product” shall mean any Seed Treatment Product, other than a Current Portfolio Product or Near Term Product, for which Corteva is (a) the holder, owner, licensee, or authorized user of a Registration; or (b) the holder of supplemental distribution, subregistration, private-label, distributor or similar commercialization rights under another person’s Registration, including alternative branded products, supplemental distribution products or any Seed Treatment Product that relies on an existing Registration through a determination of equivalence or similar regulatory mechanism.
(15)
“Cost of Goods Sold” shall mean with respect to any Subject Product, the weighted average cost of Corteva (or, in the case of Current Direct Products, Vylor) and/or its Affiliates calculated consistent with the methodology used by Corteva for calculating the cost of goods sold for such Subject Product as of the Effective Date and otherwise in accordance with Corteva’s (or, in the case of Current Direct Products, Vylor’s) consistently applied accounting policies and generally accepted accounting principles (GAAP), the procurement ((i) in the case of Current Portfolio Products, from current sources listed in registrations of such Current Portfolio Products as of the Effective Date, (ii) in the case of Near-Term Products, from current sources listed in registration applications of such Near-Term Products as of the Effective Date and (iii) in the case of Current Direct Products, from the applicable Direct Supplier and, in the case of the foregoing clauses (i) through (iii), such additional sources approved by Vylor in writing (such consent not to be unreasonably withheld)), production, manufacture, packaging, labeling, and warehousing of such Subject Product, including, but not limited to, (i) raw materials, intermediates, and components, (ii) direct labor, (iii) manufacturing overhead, including utilities, depreciation, maintenance and repairs, quality control and production supervision, (iv) packaging, labeling and in-plant handling; and (v) freight costs, duties and tariffs, taxes and insurance.
(16)
“Current Direct Product” means the end-use product formulation of each of the Subject Products set forth in Schedule VI, with each Seed Treatment Product on a separate and different row in Schedule VI constituting a separate and different “Current Direct Product.”
(17)
“Current Portfolio Product” shall mean any Current Proprietary Product and any Current Third-Party Product.
(18)
“Current Proprietary Product” shall mean any Seed Treatment Product set forth in Schedule I with “Proprietary” as its “Pricing Category,” with each Seed Treatment Product on a separate and different row in Schedule I constituting a separate and different “Current Proprietary Product.”
(19)
“Current Third-Party Product” shall mean (i) any Seed Treatment Product set forth in Schedule I with “Third Party” as its “Pricing Category,” with each Seed Treatment Product on a separate and different row in Schedule I constituting a separate and different “Current Third-Party Product” or (ii) any Current Direct Product to the limited extent the Parties or their respective Affiliates enter into a Contract Supplement with respect thereto and Vylor and/or its Affiliates purchases such Current Direct Product from Corteva and/or its Affiliates pursuant to such Contract Supplement.
(20)
“Damages” shall mean any loss, damage, injury, claim, demand, payments (including those arising out of any settlement or judgment relating to any proceeding), award, fine, penalty, tax, fee (including reasonable out of pocket attorneys’ or advisors’ fees and disbursements incurred in the defense thereof), charge, cost (including reasonable costs of investigation) or expense of any nature, excluding, except as set forth in Section 14.4(c)(v), any incidental, indirect, special, exemplary, punitive or consequential damages (including lost revenues or profits), but including amounts paid or payable to third parties in respect of any third-party claim for which indemnification hereunder is otherwise required (including components of such third-party claim relating to incidental, indirect, special, exemplary, punitive or consequential damages (including lost revenues or profits)).
(21)
“Direct Supplier” shall mean with respect to any Current Direct Product, the applicable Third Party supplier set forth in Schedule VI and its Affiliates.
(22)
“Estimated Registration Date” shall mean, with respect to any Near-Term Product, the “Estimated Registration Date” of such Near-Term Product as set forth in Schedule IV.
(23)
“Europe” means the European Union member countries as of the Effective Date, Turkey, Ukraine and United Kingdom; provided, however, that for any Subject Product, “Europe” shall exclude any country in which Corteva does not hold an active Registration for such Subject Product.

(24)
“Force Majeure Event” shall mean, with respect to a Party, an event beyond the reasonable control and not due to the fault or negligence of such Party (or any Person acting on its behalf), which by its nature could not have been foreseen by such Party (or such Person), or, if it could have been foreseen, was unavoidable without taking commercially unreasonable measures, and includes acts of God, storms, floods, droughts, riots, pandemics, epidemics, fires, sabotage, termination or expiration of a Third Party supply agreement by a Third Party, civil commotion or civil unrest, labor disputes or shortages, Laws (whether valid or invalid), embargoes, transportation interruptions, shortage or failure of utilities, raw materials or equipment, breakdown of manufacturing facilities, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources or distribution facilities.
(25)
“Governmental Entity” shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign, multinational or supranational exercising executive, legislative, judicial, regulatory, self-regulatory or administrative functions of or pertaining to government and any executive official thereof.
(26)
“Indemnifiable Loss” and “Indemnifiable Losses” shall mean any and all Damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder).
(27)
“Intellectual Property” shall mean any and all rights (created or arising in any jurisdiction anywhere in the world, whether statutory, common law, or otherwise) to the extent arising from or related to intellectual property, including (i) Patents, (ii) Trademarks, (iii) Copyrights, (iv) rights in Know-How, (v) rights in Software, (vi) all other intellectual property or proprietary rights, (vii) all registrations and applications for registration of any of the foregoing clauses (i) through (vii) and (viii) all Actions and rights to sue at law or in equity for any past, present or future infringement, misappropriation or other violation of any of the foregoing.
(28)
“Know-How” shall mean all confidential or proprietary information, including trade secrets, know-how and technical data, including any that comprise financial, business, scientific, technical, economic or engineering information and instructions, including any confidential or proprietary raw materials, material lists, raw material specifications, manufacturing or production files or specifications, plans, drawings, blueprints, design tools, quality assurance and control procedures, simulation capability, research data, manuals, compilations, reports, including technical reports and research reports, analyses, formulas, formulations, designs, prototypes, methods, techniques, processes, rights in research, development, manufacturing, financial, marketing and business data, pricing and cost information, customer and supplier lists and information, procedures, inventions and invention disclosure documents, in each case, other than Patents.

(29)
“Law” shall mean any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, constitution, law, ordinance, regulation, rule, code, income tax treaty, order, requirement or rule of law (including common law) or other binding directives promulgated, issued, entered into or taken by any Governmental Entity.
(30)
“Liabilities” shall mean any and all indebtedness, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, reserved or unreserved, or determined or determinable, including those arising under any Law, Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity and those arising under any Contract or any fines, Damages or equitable relief which may be imposed and including all costs and expenses related thereto.
(31)
“Major Country” shall mean, with respect to any Subject Product with a (i) Subject Territory of “North America,” all countries in North America, (ii) Subject Territory of “Europe,” the countries set forth in the applicable Contract Supplement and (iii) for any other Subject Product, the Subject Territory of such Subject Product.
(32)
“Market Year” or “MY” shall mean, for each Subject Product, the twelve (12)-month period commencing on April 1 of the prior calendar year and ending on March 31 of the applicable calendar year (unless set forth otherwise in the applicable Contract Supplement for such Subject Product); provided that (i) the first Market Year shall commence on the Effective Date and end on March 31, 2027 and (ii) the last Market Year shall end on the date on which the Parties’ obligations with respect to such Subject Product are terminated in accordance with the terms hereof.
(33)
“Minimum Purchase Requirement” shall mean:
(i)
with respect to any Current Portfolio Product and Market Year, the quantity of such Current Portfolio Product that would be necessary (in accordance with the applicable label of such Current Portfolio Product) for application as a Seed Treatment on the aggregate amount of units of Subject Crop Vylor Seeds equal to (x) the aggregate amount of units of Subject Crop Vylor Seeds treated with any Seed Treatment Product during such Market Year in the Subject Territory multiplied by (y) the Penetration Rate with respect to such Current Portfolio Product and such Market Year as set forth on Schedule I;
(ii)
with respect to any Current Direct Product and Market Year, the quantity of such Current Direct Product that would be necessary (in accordance with the applicable label of such Current Direct Product) for application as a Seed Treatment on the aggregate amount of units of Subject Crop Vylor Seeds equal to (x) the aggregate amount of units of Subject Crop Vylor Seeds treated with any Seed Treatment Product during such Market Year in the Subject Territory multiplied by (y) the Penetration Rate with respect to such Current Direct Product and such Market Year as set forth on Schedule VI; and

(iii)
with respect to any Near-Term Product and Commercialization Year, the quantity of such Near-Term Product that would be necessary (in accordance with the applicable label of such Near-Term Product) for application as a Seed Treatment on the aggregate amount of units of Subject Crop Vylor Seeds equal to (x) the aggregate amount of units of Subject Crop Vylor Seeds treated with any Seed Treatment Product during such Commercialization Year in the Subject Territory multiplied by (y) the Penetration Rate with respect to such Near-Term Product and such Commercialization Year as set forth on Schedule IV.
(34)
“Modify” means to change, alter or vary to make minor or fundamental differences to the formulation or composition of a Subject Product.
(35)
“Near-Term Extension Product” shall mean any Seed Treatment Product set forth in Schedule IV with “Proprietary Extension” or “Third-Party Extension” as its “Pricing Category,” with each Seed Treatment Product on a separate and different row in Schedule IV constituting a separate and different “Near-Term Extension Product.”
(36)
“Near-Term Launch Criteria” shall mean, with respect to any Near-Term Product, (i) the Registration of such Near-Term Product in any applicable Major Country, (ii) the PASSER Criteria and (iii) with respect to any Near-Term Product, any applicable Business Case Criteria.
(37)
“Near-Term Other Product” shall mean any Seed Treatment Product set forth in Schedule IV with “Other” as its “Pricing Category,” with each Seed Treatment Product on a separate and different row in Schedule IV constituting a separate and different “Near-Term Other Product.”
(38)
“Near-Term Product” shall mean any Near-Term Extension Product and Near-Term Other Product.
(39)
“North America” shall mean the United States and Canada.
(40)
“Party” or “Parties” shall have the meaning set forth in the preamble hereto.
(41)
“PASSER Criteria” shall mean, with respect to a Near-Term Product, the testing process and evaluation criteria agreed by the Parties in writing and set forth in Schedule IX, or as otherwise modified in the applicable Contract Supplement, used to evaluate the suitability of a Seed Treatment Product for application to Vylor Seed to be set forth in the Contract Supplement for such Near-Term Product.
(42)
“Patent” shall mean patents, patent applications (including patents issued thereon) and statutory invention registrations, patents of importation, patents of improvement, certificates of addition, design patents and utility models, including reissues, divisionals, continuations, continuations-in-part, extensions, renewals and reexaminations thereof.

(43)
“Penetration Rate” shall mean the following, expressed as a percentage: (i) the aggregate amount of units of Subject Crop Vylor Seeds treated with the applicable Subject Product (in accordance with the label of such Subject Product) divided by (ii) the aggregate amount of units of Subject Crop Vylor Seeds treated with any Seed Treatment Product.
(44)
“Person” shall mean any natural person, firm, individual, corporation, business trust, joint venture, association, bank, land trust, trust company, company, limited liability company, partnership or other organization or entity, whether incorporated or unincorporated, or any Governmental Entity.
(45)
“Registration” shall mean the approval by the competent Governmental Entity permitting the marketing, sale and distribution of a Subject Product for use as Seed Treatment in the Subject Crop Vylor Seed and Subject Territory.
(46)
“Reverse Engineer” means to analyze, deconstruct or otherwise examine an object, product, composition, system or process for the purpose of reconstructing or replicating its design, architecture or functionality, including working backwards from any such object, product, composition, system or process.
(47)
“Seed Treatment” shall mean the process of applying Seed Treatment Products to Seeds prior to the Seeds being transferred to the grower for planting.
(48)
“Seed Treatment Products” shall mean (i) any formulated chemical or biological plant protection, plant growth regulator, biostimulant, nutritional or yield enhancement product that is registered or in the process of being registered for Seed Treatment uses, and (ii) any colorant, adhesive, coating or similar product that is used for Seed Treatment uses.
(49)
“Seeds” shall mean seeds of any crop, which are (i) commercialized for planting purposes or (ii) used for research, development or testing purposes with the objective to develop seed to be commercialized for planting purposes.
(50)
“Software” shall mean all computer programs (whether in source code, object code, or other form), software implementations of algorithms, and related documentation, including flowcharts and other logic and design diagrams, technical, functional and other specifications, and user and training materials to the extent related to any of the foregoing.
(51)
“Specifications” shall mean, with respect to any Subject Product, the specifications for such Subject Product as set forth in the applicable Contract Supplement.
(52)
“Subject Crop” shall mean the (i) with respect to any Current Portfolio Product, the crop set forth in Schedule I with respect to such Current Portfolio Product; (ii) with respect to any Current Direct Product, the crop set forth in Schedule VI with respect to such Current Direct Product, (iii) with respect to any Near-Term Product, the crop set forth in Schedule IV with respect to such Near-Term Product; and (iv) for all other Subject Products, the crops set forth in the applicable Contract Supplements. Notwithstanding the above, if the Parties enter into or amend a Contract Supplement setting forth Subject Crops inconsistent with those set forth in Schedule I or Schedule IV, the Subject Crops set forth in the applicable Contract Supplement shall govern.

(53)
“Subject Product” means any Current Portfolio Product, Current Direct Product or Near-Term Product (or other Seed Treatment Product (including Corteva Other Product) with respect to which the Parties have entered into a Contract Supplement), as applicable; provided that (i) the provisions set forth in Section 5.13 and the Minimum Purchase Requirement shall not apply to any Seed Treatment Product (including Corteva Other Product) that is not a Current Portfolio Product, Current Direct Product or Near-Term Product and (ii) any of the foregoing shall cease to be a Subject Product upon the termination or expiration of all applicable Contract Supplements, except with respect to the provisions set forth in Section 14.11.
(54)
“Subject Territory” shall mean (i) with respect to any Current Portfolio Product, the region, jurisdiction or jurisdictions set forth in Schedule I with respect to such Current Portfolio Product; (ii) with respect to any Current Direct Product, the region, jurisdiction or jurisdictions set forth in Schedule VI with respect to such Current Direct Product, (iii) with respect to any Near-Term Product, the region, jurisdiction or jurisdictions set forth in Schedule IV with respect to such Near-Term Product; and (iv) for all other Subject Products, the territory(ies) set forth in the applicable Contract Supplements. Any of the foregoing shall cease to be a Subject Territory with respect to a Subject Product upon the termination or expiration of all applicable Contract Supplements for such Subject Product in such region, jurisdiction or jurisdictions, except with respect to the provisions set forth in Section 14.11.
(55)
“Tax” or “Taxes” shall mean all taxes, assessments, duties or similar charges of any kind whatsoever imposed by a Taxing Authority (or required by any Taxing Authority to be collected or withheld), in each case, in the nature of a tax, whether direct or indirect, together with any related interest, penalties or additional amounts; provided that, Taxes shall not include escheat or custom duties.
(56)
“Taxing Authority” shall mean any Governmental Entity charged with the determination, collection or imposition of Taxes.
(57)
“Territory” shall mean globally, unless otherwise specified in the applicable Contract Supplement.
(58)
“Third Party” or “Third-Party” shall mean, as context so requires, any entity or individual other than Corteva or Vylor or any of their respective Affiliates.
(59)
“Third Party Products” shall mean (i) Current Third-Party Products, (ii) the Near-Term Extension Products that list “Third-Party Extension” as their “Pricing Category” in Schedule IV; and (iii) such other Subject Products identified as Third Party Products in the applicable Contract Supplement.
(60)
“Trademarks” shall mean trademarks, certification marks, service marks, trade names, domain names, favicons, social media addresses, service names, trade dress and logos, including all goodwill associated therewith, in each case whether or not registered, and registrations and applications for registration thereof, and all reissues, extensions and renewals of any of the foregoing.

(61)
“Vylor Seeds” shall mean (i) Seeds commercialized by Vylor and/or its Affiliates under one or more brands owned or Controlled by Vylor and/or its Affiliates, (ii) Seeds used by Vylor, its Affiliates, and their respective agents and representatives for the production of Seeds commercialized by Vylor and/or its Affiliates under one or more brands owned or Controlled by Vylor or to be used as “refuge” by a licensee of germplasm owned or Controlled by Vylor and/or its Affiliates, and (ii) such other Seeds that are agreed in writing by the Parties; provided that “Vylor Seeds” shall not include Seeds commercialized by Vylor and/or its Affiliates solely under a Third Party seed brand, out-license, or distribution arrangement (other than corn only under the [***] and [***] brands with their respective existing distributors)) unless otherwise agreed by the Parties in writing. For purposes of the definition of “Minimum Purchase Requirement,” “Vylor Seeds” shall not include any production seed contemplated in subsection (ii) above.
(62)
“Willful Misconduct” means a deliberate act, or deliberate failure to act, undertaken by a Person with the actual knowledge that the taking of such act, or failure to act, would, or would reasonably be expected to, cause a breach of this Agreement. “Willful Misconduct” shall include fraud.

ARTICLE II

SALE AND USE OF PRODUCTS

Section 2.1
Sale and Purchase Obligations. In accordance with, and subject to, the terms hereof, Corteva and/or its Affiliates shall sell to Vylor and/or its Affiliates, and Vylor and/or its Affiliates shall purchase from Corteva and/or its Affiliates and take delivery of, the Subject Products in the form(s) and packaging set forth in the applicable Contract Supplement. Except to the extent otherwise set forth in an applicable Contract Supplement, Subject Products are offered by Corteva to Vylor on a non-exclusive basis.
Section 2.2
Contract Supplements. No later than the Effective Date, the Parties or their respective Affiliates shall enter into Contract Supplements covering each of the Current Portfolio Products in the Subject Territories and Subject Crops set forth in Schedule I (for Current Direct Products, Contract Supplements shall only be entered into by the Parties in the event such Current Direct Product becomes not directly available from the applicable Direct Supplier unless otherwise agreed by the Parties) and the Near-Term Products in the Subject Territories and Subject Crops set forth in Schedule IV; provided that, all Contract Supplements relating to Near-Term Products shall be effective with respect to any Subject Territory upon such Near-Term Product satisfying (or being deemed to satisfy by the Parties in writing) the Near-Term Launch Criteria in accordance with Section 4.1. If at any time during the term of this Agreement, the Parties or their respective Affiliates reach an agreement with respect to the sale and purchase of any (i) Current Portfolio Products or Near-Term Products in additional Territories or Subject Crops; or (ii) other Seed Treatment Products, Corteva and Vylor shall enter into a Contract Supplement concerning the sale and purchase thereof. Each Contract Supplement will define the relevant Subject Products to be covered by the Contract Supplement, as well the respective Subject Crops and Subject Territory applicable to each Subject Product. The Parties agree that Contract Supplements with respect to Third-Party Products will include terms on a pass-through basis and Corteva will make the same representations and warranties and agree to the same indemnification obligations, in each case of the foregoing, as are made by the Third Party in Corteva’s Contract with the applicable

Third-Party, such that Corteva will not have obligations to Vylor that are greater than or expanded from the obligations of such Third Party to Corteva.
Section 2.3
Forecasts; Purchase Orders.
(a)
Forecasts. In each individual Contract Supplement, Corteva and its Affiliates and Vylor and its Affiliates may agree on the respective forecast and order requirements and limitations applicable for deliveries of Subject Products under the respective Contract Supplement. Absent such separate agreement, the following shall apply:
(i)
Schedule II sets forth Vylor’s initial forecast of the quantity of each Current Portfolio Product that Vylor intends to purchase from Corteva each month during the eighteen (18)-month period following the Effective Date (the “Initial Current Portfolio Product Forecast”). For any Near-Term Product, after the date such Near-Term Product has satisfied the Near-Term Launch Criteria, Vylor shall promptly deliver its initial forecast of the quantity of such Near-Term Product that Vylor intends to purchase from Corteva each month during the eighteen (18)-month period starting from the date that is at least six months after the date of delivery of such initial forecast, unless otherwise agreed by Corteva in writing. If the Parties enter into a Contract Supplement after the Effective Date, such Contract Supplement shall contain the Initial Current Portfolio Product Forecast as agreed to by both Parties.
(ii)
No sooner than thirty (30) days prior to the first day of each calendar month following the Effective Date and no later than the last day prior to the first day of such calendar month (each such calendar month, the “First Forecast Month”) and no more than one time per month, Vylor shall provide Corteva an eighteen (18)-month forecast of the quantity of each Subject Product that Vylor estimates in good faith that it will purchase from Corteva from and including the First Forecast Month, substantially in the form of Schedule II (together with the Initial Current Portfolio Product Forecast, the “Rolling Forecasts”).
(iii)
If an updated Rolling Forecast is not provided for a month, the estimates set forth in the prior month’s Rolling Forecast shall be deemed to apply with the estimate set forth in the last month of such Rolling Forecast defaulting to zero (0).
(iv)
Except as set forth in Section 2.3(b), all Rolling Forecasts shall be for informational purposes only and shall not be a commitment to purchase. All forecasted amounts are calculated assuming delivery on the first day of the forecast month.
(b)
Binding Forecasts.
(i)
The initial six (6) months of the Initial Current Portfolio Product Forecast with respect to Current Portfolio Products pursuant to Section 2.3(a) shall be a binding commitment of Vylor to purchase the quantity of Subject Products in the applicable Subject Territory(ies) as set forth therein (the “Initial Binding Forecast”) and Vylor shall purchase from Corteva, and Corteva shall sell to Vylor, quantities in the aggregate no less than those set forth in the Initial Binding Forecast during the six (6) months set forth therein.
(ii)
From and after the execution date of this Agreement, the quantities set forth in the Initial Binding Forecast shall not be modified without mutual agreement of Vylor and Corteva and with respect to each Rolling Forecast delivered thereafter, the quantities specified for the sixth month therein shall become a binding commitment of Vylor to purchase such that the first six (6) months of each Rolling Forecast is a binding obligation of Vylor to purchase the quantities of Subject Products set forth therein (the “Binding Forecast”) in accordance with Section 2.3(c) of this Agreement.
(iii)
After receipt of each Rolling Forecast, Corteva shall within ten (10) Business Days or earlier notify Vylor of any prospective problems it might have in respect of meeting the Binding Forecast for the sixth (6th) month, and provide notice of any prospective problems in delivering the volumes set forth for months seven (7) through eighteen (18) of the Rolling Forecast. The Parties agree to work together in good faith to determine volumes to the extent of any such difficulty. If the agreed-to volume solely with respect to any such month in the Binding Forecast is less than the volume in Vylor’s most recent Binding Forecast, Vylor shall revise its Rolling Forecast within ten (10) Business Days to reflect the agreed-to volume for such month, and (i) Corteva shall relieve Vylor of the Binding Forecast associated with the reduced volume in such month and (ii) for purposes of the Minimum Purchase Requirement, the reduced volume shall be deemed purchased.
(iv)
Vylor may not modify that portion of its Rolling Forecast that constitutes the Binding Forecast without the prior written consent of Corteva; provided, however, that if Vylor requests to increase the final three (3) months (months four (4) through six (6)) of a Binding Forecast by no more than [***] percent ([***]%), the Parties shall negotiate in good faith for Corteva to supply such increase; provided, further, that Corteva’s failure to supply such increased amount for any reason shall not constitute a breach of this Agreement or a Supply Shortage. Any quantity forecasted for the ninth (9th) month of a Rolling Forecast (“Nine Months Out Quantity”) may not subsequently be increased or decreased by more than [***] percent ([***]%) in any subsequent Rolling Forecast such that when the Nine Months Out Quantity first becomes part of a Binding Forecast as the quantity forecasted for the sixth month therein (“Six Months Out Quantity”), the Six Months Out Quantity is no more than [***] percent ([***]%) greater or lesser than the Nine Months Out Quantity, unless otherwise agreed by the Parties in writing or except that Vylor shall be permitted to increase or decrease the Six Months Out Quantity by more than [***] percent ([***]%) to the extent such increase or decrease is necessary due to Vylor not having received the applicable forecasts it needs from its internal sources at the time of delivery to Corteva of the Nine Months Out Quantity after having made reasonable best efforts to take into account needs and forecasts from its internal sources; provided that in the event that, the Six Months Out Quantity is increased by more than [***] percent ([***]%) from the Nine Months Out Quantity as permitted in the foregoing and Corteva is unable to deliver the excess of the increase above [***] percent ([***]%) from the Nine Months Out Quantity (the “Permitted Excess”), Vylor’s obligations under Section 2.1, Section 2.3, Section 2.5, Section 5.4 and Section 5.13(b)(i)

shall be suspended with respect to such Subject Product, solely to the extent necessary to procure a quantity of Subject Product or alternative product up to the Permitted Excess or equivalent and (ii) Vylor shall be permitted to source alternative supply in accordance with the second and third sentences of Section 5.12(b) shall apply, mutatis mutandis (it being agreed that any such failure to supply the Permitted Excess shall not constitute a breach of this Agreement by Corteva or a Supply Shortage notwithstanding the references to Supply Shortage therein).
(c)
Purchase Orders; Acceptance.
(i)
Submission. Vylor and its Affiliates shall submit purchase orders to Corteva and its Affiliates with respect to each Subject Product such that the aggregated quantities of such Subject Products to be delivered in a month equals the Binding Forecast therefor, or such other amount as agreed by the Parties. Each purchase order shall be received by Corteva at least thirty (30) calendar days prior to the requested shipment date and shall specify the Subject Product, the quantity ordered, the requested delivery date and the delivery destination. The delivery destinations shall be limited to the locations set forth on Schedule III, set forth in the applicable Contract Supplement, and any other location approved by Corteva in writing (such approval not to be unreasonably withheld, conditioned or delayed). If any purchase order is not submitted in accordance with Section 2.3(c)(i), the Parties shall work together in good faith to resolve any issues with respect to such purchase order, and Corteva may not unreasonably withhold, condition or delay its acceptance of any such purchase order.
(ii)
Quantity.
(A)
Each purchase order submitted in accordance with Section 2.3(c)(i) above shall be deemed to have been accepted by Corteva solely with respect to the quantity set forth in the Binding Forecast for the applicable month and applicable Subject Territory, if the aggregate order quantity of any Subject Product for the applicable month and Subject Territory is equal or less than the quantity of such Subject Product for such month and Subject Territory as set forth in the applicable Binding Forecast.
(B)
With respect to any purchase order submitted in accordance with Section 2.3(c)(i), if the aggregate order quantity of any Subject Product for any month exceeds the quantity of such Subject Product for such month and applicable Subject Territory as set forth in the applicable Binding Forecast, Corteva shall not be obligated to supply such excess; provided that Corteva shall use commercially reasonable efforts to supply such excess.
(C)
For any month that Vylor purchases from Corteva an aggregate quantity of any Subject Product in excess of the quantity of such Subject Product for such month and applicable Subject Territory as set forth in the applicable Binding Forecast, subject to Vylor’s written notice to Corteva that the purchase of such excess is a “pull-forward” prior to, or substantially concurrently with, the submission of the applicable purchase order for such excess quantity, the following month’s Binding Forecast quantity shall be reduced by the quantity of such Subject Product and applicable Subject Territory that exceeded the current month’s Binding Forecast. Vylor shall take reasonable actions to reflect any such reduction in the next available

Rolling Forecast submission. If Vylor and Corteva mutually agree to a later delivery date than as requested or specified in a purchase order for a Binding Forecast, such later delivery shall not be deemed a Supply Shortage unless otherwise expressly agreed by the Parties.
(D)
Notwithstanding the above, (i) Corteva’s deemed acceptance of the quantities set forth in a purchase order shall be subject to Corteva’s prior receipt of confirmation from any applicable Third-Party supplier of such Subject Product in quantities sufficient for Corteva to meet its obligations therein and (ii) in the event Corteva does not receive such confirmation, Corteva shall notify Vylor of such fact within ten (10) Business Days following its receipt of the applicable purchase order. Any failure by Corteva to supply such Subject Product due to the applicable Third-Party supplier not confirming or meeting its obligation to deliver shall constitute a Supply Shortage but not otherwise be deemed a breach of this Agreement for which Corteva may be liable for damages and for the avoidance of doubt, any other Supply Shortage by Corteva that is not caused by a Third Party supplier shall be deemed a breach of this Agreement for which damages may be available as a remedy.
(iii)
Other Terms.
(A)
Notwithstanding the above, after receipt of such purchase order, Corteva shall within ten (10) Business Days following such receipt or earlier notify Vylor of any prospective problems it might have in respect of meeting the delivery dates or delivery locations. The Parties agree to work together in good faith to determine agreeable delivery dates or delivery locations to the extent of any such difficulty. Vylor will revise its purchase order within ten (10) Business Days to reflect such agreed-to delivery dates or locations.
(B)
No additional terms or conditions set forth in any such purchase order (other than the quantities, delivery location and delivery dates) shall be binding upon Corteva, unless expressly agreed to in writing by Corteva in its sole discretion. Any additional terms contained therein shall be deemed to be a proposed offer of amended terms that shall be deemed rejected by Corteva and of no force or effect, notwithstanding any action or inaction by Corteva other than its express written approval of such additional terms.
(C)
The terms and conditions of this Agreement and any applicable Contract Supplement shall apply to all purchase orders under this Agreement or any such Contract Supplement. If any terms and conditions contained in such purchase orders shall conflict with any terms and conditions contained in this Agreement or any such Contract Supplement, the terms and conditions of this Agreement and any such Contract Supplement shall control.
Section 2.4
Pricing; True-Up.
(a)
Current Proprietary Products. For each purchase order during the applicable Contract Supplement Initial Term, the purchase price of any specified quantity of any Current Proprietary Product shall be the Cost of Goods Sold for such specified quantity of such Current Proprietary Product divided by [***]. Following the expiration of the applicable Contract Supplement Initial Term (i.e., any Current Portfolio Product Renewal Term or a Near-Term Product Renewal Term, as applicable), Vylor or its applicable Affiliate shall pay Corteva or its applicable Affiliate such prices for such Subject Products as are agreed between the Parties and set forth in the applicable Contract Supplement. All pricing and payments shall be made in United States Dollars where allowed by law and unless otherwise agreed by Corteva, Vylor or their respective Affiliates in such Contract Supplement.
(b)
Current Third-Party Products. For each purchase order during the applicable Contract Supplement Initial Term, the purchase price of any specified quantity of any Current Third-Party Product shall be the Cost of Goods Sold for such specified quantity of such Current Third-Party Product divided by [***]. Thereafter, Vylor or its applicable Affiliate shall pay Corteva or its applicable Affiliate such prices for such Current Third-Party Products as are set forth in the applicable Contract Supplement. All pricing and payments shall be made in United States Dollars where allowed by law and unless otherwise agreed by Corteva, Vylor or their respective Affiliates in such Contract Supplement.
(c)
Near-Term Extension Products. For each purchase order during the applicable Contract Supplement Initial Term, the purchase price of any specified quantity of any Near-Term Product shall be the Cost of Goods Sold for such specified quantity of such Current Proprietary Product divided by (i) [***] for those Near-Term Extension Products identified as “Proprietary Extension” as its “Pricing Category” in Schedule IV; or (ii) [***] for those Near-Term Extension Products identified as “Third-Party Extension” as its “Pricing Category” in Schedule IV. Thereafter, Vylor or its applicable Affiliate shall pay Corteva or its applicable Affiliate such prices for such Subject Products as are set forth in the applicable Contract Supplement. All pricing and payments shall be made in United States Dollars where allowed by law and unless otherwise agreed by Corteva, Vylor or their respective Affiliates in such Contract Supplement.
(d)
Other Subject Products. Vylor or its applicable Affiliate shall pay Corteva or its applicable Affiliate such prices for all Near-Term Other Products and other Subject Products as are agreed by the Parties and set forth in the applicable Contract Supplement. All pricing and payments shall be made in United States Dollars where allowed by law and unless otherwise agreed by Corteva, Vylor or their respective Affiliates in such Contract Supplement.
(e)
Use Expansion. In the event a Registration for a Near-Term Other Product is amended to reflect a new use as a Seed Treatment in a Subject Territory, the Parties may renegotiate the purchase price of such Near-Term Product to reflect the additional value of such use. If for any reason the Parties do not agree to modify the purchase price of such Near-Term Other Product, each in their sole discretion, the purchase price shall remain unchanged and the label of such Near-Term Other Product shall be deemed to have remain unchanged for such Near-Term Other Product and Vylor and its Sublicensees shall use the label for such Near-Term Other Product as written; provided that if any such Registration change in a Near-Term Other Product results in the creation of a new and/or extended product label, such label shall constitute a new Corteva Other Product unavailable to Vylor absent written agreement of the Parties.

(f)
Continued Business Efficiency. During the period of each Contract Supplement for the applicable Subject Product, Corteva shall use commercially reasonable efforts to reduce its Cost of Goods Sold for all Subject Products that are subject to pricing based on Cost of Goods Sold, including using commercially reasonable efforts to execute cost reduction efforts ongoing as of the Effective Date. Prior to taking any action that would materially increase the Cost of Goods Sold or materially delay ongoing Cost of Goods Sold reductions during the term, Corteva shall evaluate in good faith whether reasonable alternatives exist.
(g)
Subject Products True-Up.
(i)
True-Up Statement. As soon as practicable (and in any event no later than thirty (30) calendar days after the end of each Market Year), Corteva shall prepare and deliver to Vylor a statement (a “Subject Product True-Up Statement”) setting forth (w) Corteva’s good faith calculation of the Cost of Goods Sold for the quantity of all Subject Products sold to Vylor and/or its Affiliates by Corteva and/or its Affiliates during such Market Year, the price of which was determined pursuant to this Agreement or the applicable Contract Supplement using the Cost of Goods Sold, on a product-by-product basis (the “Updated Cost of Goods Sold”), (x) the aggregate purchase price that Vylor and/or its Affiliates paid to Corteva and/or its Affiliates with respect to such Subject Products during such Market Year (the “Initial Purchase Price”), (y) the aggregate purchase price that Vylor and/or its Affiliates would have paid for such Subject Products during such Market Year if such aggregate Cost of Goods Sold was calculated using the Updated Cost of Goods Sold (the “Final Purchase Price”) and (z) reasonably detailed supporting calculations and documentation. The Subject Product True-Up Statement shall be prepared in accordance with Corteva’s standard accounting practices (to the extent applicable) applying generally accepted accounting principles.
(ii)
True-Up Payment. If, with respect to any Market Year, (x) the Final Purchase Price minus the Initial Purchase Price (the “Subject Product True-Up Amount”) is positive, then Vylor shall promptly pay to Corteva cash in an amount equal to the Subject Product True-Up Amount and (y) if the Subject Product True-Up Amount is negative, then Corteva shall promptly pay to Vylor cash in an amount equal to the absolute value of the Subject Product True-Up Amount; provided that Corteva may, in lieu of such payment to Vylor, offset such amount against the unpaid amounts that are due to Corteva by Vylor pursuant to this Agreement or a Contract Supplement.
(h)
Annual Adjustments to Pricing.
(i)
Following delivery of the Subject Product True-Up Statement, Corteva shall use the Updated Cost of Goods Sold for purchase price calculations for the then-current Market Year, except as adjusted to reflect known fixed costs different from those used to calculate the Updated Cost of Goods Sold or as otherwise agreed by the Parties in writing, such consent not to be unreasonably withheld.

(ii)
Corteva shall (x) provide Vylor with quarterly indicative forecasts of the Cost of Goods Sold for each Subject Product to the extent used in the calculation of such Subject Product’s price, and (y) use commercially reasonable efforts to inform Vylor, as soon as practicable (and in any event no later than thirty (30) calendar days after Corteva’s receipt of applicable new information) of the Cost of Goods Sold of any such Subject Product that is expected to increase by at least [***] percent ([***]%) relative to the prior Market Year and any significant market risk that could reasonably be expected to increase such Cost of Goods Sold by at least [***] percent ([***]%) relative to the prior Market Year.
Section 2.5
Minimum Purchase Requirements.
(a)
Purchase of Subject Products. Vylor covenants and agrees (for itself and on behalf of its Affiliates) that for each Market Year (with respect to Subject Products other than Near-Tem Products) or Commercialization Year (with respect to Near-Term Products), during the Contract Supplement Initial Term of each applicable Contract Supplement or such other duration as set forth in the applicable Contract Supplement, it shall purchase each Subject Product from Corteva or its Affiliates (or with respect to Current Direct Products, from either Corteva or its Affiliates or the applicable Direct Supplier) in amounts no less than the applicable Minimum Purchase Requirement, all of which will be subject to the terms and conditions of this Agreement; provided that (i) in the event of a Force Majeure Event, Supply Shortage or a Prolonged Supply Shortage, the quantity of Subject Product that would have been purchased by Vylor in accordance with the Binding Forecast but for such Force Majeure Event, Supply Shortage or such Prolonged Supply Shortage and that was not otherwise purchased by Vylor pursuant to this Agreement and replaced with a substitute product shall be deemed, for purposes of calculating the Minimum Purchase Requirement, purchased by Vylor without duplication (for the avoidance of doubt, for purposes of determining any Supply Shortage or Prolonged Supply Shortage, only the quantity of product that Corteva was unable to deliver from its Binding Forecast shall be taken into account and such calculation shall not be based on the quantity of substitute product that Vylor purchased) and (ii) in the event Corteva elects to refund the purchase price paid for non-conforming Subject Product (instead of replacing it) in accordance with Section 12.1, such non-conforming Subject Product shall be deemed purchased by Vylor (for the avoidance of doubt and duplication of relief, in each case of the foregoing (i) and (ii), the aggregate amount of units of Subject Crop Vylor Seeds treated with any Seed Treatment during such Market Year or Commercialization Year in the Subject Territory shall not be reduced for purposes of calculating the Minimum Purchase Requirement and any quantity of Subject Products deemed purchased in a Supply Shortage shall only be included in calculating the Minimum Purchase Requirement once, i.e. shall not be deemed purchased at the time of the Supply Shortage and then deemed purchased again at the time of the actual purchase if subsequently purchased pursuant to this Agreement). By way of example, in the event of a Supply Shortage in the amount of 1,000 gallons of a Subject Product, if Vylor (i) purchases an amount of replacement Seed Treatment Product that would be necessary (in accordance with the applicable label of such replacement Seed Treatment Product) for application as a Seed Treatment on the same aggregate amount of units of Subject Crop of Vylor Seeds treatable by 600 gallons of the Subject Product during the Supply Shortage and for a reasonable period of time following such Supply Shortage (in accordance with Section 5.12(b), (ii) purchases 300 gallons of the Subject Product following the end of such Supply Shortage and (iii) uses 100 gallons of its safety stock of such Subject Product, only the 600 gallons of Subject Product replaced by such replacement Seed Treatment Product would be deemed purchased by Vylor hereunder for purposes of calculating the Minimum Purchase Requirement notwithstanding purchase from an alternative supplier.
(b)
Compliance Reports. As soon as practicable, and in any event no later than thirty (30) calendar days, following (x) the end of each of the first three quarters of each Market Year and (y) the end of each Market Year, Vylor shall prepare and deliver to Corteva and the Steering Committee a statement setting forth in reasonable detail Vylor’s compliance with the Minimum Purchase Requirement for each Subject Product in the applicable Subject Territory with respect to such quarter or Market Year, as applicable, including any shortfalls (any such shortfall, each a “Minimum Purchase Shortage”).
(c)
Failure to Meet Minimum Purchase Requirements. No later than thirty (30) calendar days following the delivery of a statement to Corteva that sets forth any Minimum Purchase Shortage or Vylor’s receipt of an audit report identifying a Minimum Purchase Shortage pursuant to Section 2.5(d) below, Vylor shall propose corrective actions to the Steering Committee. The Steering Committee shall promptly (and in any event no later than ten (10) Business Days after its receipt of such proposed corrective actions) meet to review, evaluate and discuss such Minimum Purchase Shortage and proposed corrective actions prior to the exercise by Corteva of any remedies available to it. Within ten (10) Business Days after meeting to review such Minimum Purchase Shortage, the Steering Committee shall determine the obligations of the Parties with respect to such affected Subject Product (which may, for the avoidance of doubt, include a financial payment to Corteva) and corrective actions to be taken by Vylor. Vylor shall promptly implement any corrective actions that are approved by the Steering Committee. If (i) the Steering Committee is unable to reach a resolution within ten (10) Business Days after meeting to review such Minimum Purchase Shortage and/or proposed corrective actions or (ii) within sixty (60) calendar days following such approval by the Steering Committee, the Minimum Purchase Shortage is not resolved or Vylor’s compliance with its obligations under Section 2.5 is not materially improved, then, without limiting the other remedies available to Corteva under this Agreement, Corteva shall have the right to terminate the Parties’ respective obligations with respect to such affected Subject Product under this Agreement or any Contract Supplement (without affecting the validity or enforceability of such obligations with respect to any other Subject Product), subject to Section 9.3.
(d)
Corteva Audits. Except as set forth in any Contract Supplement, Corteva shall have the right, once per calendar year during the term of this Agreement (and once during the one-year period following the termination of this Agreement), at its own expense and on thirty (30) calendar days advance written notice to Vylor, to have an independent auditor (who has executed an appropriate confidentiality agreement reasonably acceptable to Vylor) audit the books and records of Vylor or any of its Affiliates for the sole purpose of certifying Vylor’s compliance with the Agreement, including but not limited to its Minimum Purchase Requirement for each Subject Product, its Support Fee obligation, and compliance with the exclusivity requirements, with respect to the preceding three (3) Market Years; provided that (i) any such audit shall take place during reasonable business hours on a mutually agreed upon date and (ii) such auditor shall in no event be entitled to any contingency fee (or otherwise have any portion of its compensation be directly or indirectly determined based on the outcome of such audit). Vylor may designate competitively sensitive information which such auditor may see and review but which it may not disclose to Corteva and all such books and records, and any applicable audit report and findings, shall be the Confidential Information of Vylor and subject to the terms of Section 13.1 (Confidentiality; Privileged Information). Corteva shall provide to Vylor a copy of each such audit report promptly after its receipt thereof. In the event that any such audit indicates any underpayment of amounts payable to Corteva and/or its Affiliates pursuant to this Agreement or any Contract Supplement, (x) Vylor shall pay to Corteva (within thirty (30) calendar days following the date of delivery of such audit report to Vylor or, if disputed in good faith, the final determination of the underpayment amount) the amount of such underpayment plus (if the underpayment exceeds $[***]) interest on such amount of underpayment accruing monthly from the date of such underpayment until such amount is paid at [***]% per month from the relevant payment date through the date of payment (provided that such interest rate shall not exceed the maximum rate permitted by applicable Law) and (y) in the event that such underpayment exceeds $[***], Vylor shall reimburse Corteva for any reasonable out-of-pocket costs and expenses incurred by Corteva in connection with such audit. If either Party has a good faith dispute with respect to the findings of such audit, the parties shall follow the dispute resolution procedures set forth in Section 14.4 (Governing Law; Dispute Resolution).
Section 2.6
Adjustments to Minimum Purchase Requirements.
(a)
For any Subject Product with respect to a Subject Territory (or any political subdivision thereof), in the event of (i) a suspension or cancellation of the Registration by a Governmental Entity or (ii) regulatory changes in approved uses or labeling by a Governmental Entity (together with clause (i), collectively, a “Regulatory Event”), the aggregate amount of units of Subject Crop Vylor Seeds that Vylor treated with a Seed Treatment Product for sale in such Subject Territory or applicable political subdivision thereof following the enactment, issuance or promulgation by the applicable Governmental Entity of such Regulatory Event in the applicable Market Year or Commercialization Year shall automatically be excluded from the aggregate amount of units of Subject Crop Vylor Seeds treated with any Seed Treatment Product for purposes of the determining the Minimum Purchase Requirement. If such Regulatory Event has not yet been enacted, issued or promulgated but is reasonably expected to occur, then Vylor shall refer such issue to the Steering Committee for appropriate resolution by the Steering Committee and in the event the Steering Committee is unable to reach a resolution, the issue shall be escalated through the dispute resolution procedures set forth in Section 14.4 (Governing Law; Dispute Resolution); provided that, to the extent Vylor is seeking or obtains relief from the Steering Committee with respect to its obligations relating to a Subject Product in connection with a Regulatory Event that is not yet enacted, issued or promulgated, Vylor shall not be permitted to purchase such Subject Product or a Restricted Product with the same active ingredients as such Subject Product from a Third Party.
(b)
After taking all possible mitigation steps outlined in Section 2.7 and Section 2.8 below, either Party may request an adjustment to the Minimum Purchase Requirement for the following reasons: (i) technical reasons including documented product efficacy or seed safety concerns supported by field trial data or independent testing results, (ii) material changes in the competitive landscape that render the committed Minimum Purchase Requirement commercially unreasonable for such Party, (iii) the Cost of Goods Sold for a Current Portfolio Product or Current Direct Product in the Subject Territory increases by more than [***] percent ([***]%) of the Cost of Goods Sold for such Current Portfolio Product or Current Direct Product in the Subject Territory

as of the Effective Date (in excess of any increase in the Producer Price Index (as published by the U.S. Bureau of Labor Statistics or any successor agency)); (iv) the Cost of Goods Sold for a Near-Term Extension Product in the Subject Territory increases by more than [***] percent ([***]%) of the Cost of Goods Sold for such Near-Term Extension Product in a Subject Territory as of the Initial Commercialization Date (in excess of any increase in the Producer Price Index (as published by the U.S. Bureau of Labor Statistics or any successor agency)) or (v) the Cost of Goods Sold for a Near-Term Extension Product in the Subject Territory as of the Initial Commercialization Date increases by more than [***] percent ([***]%) of the estimated Cost of Goods Sold for such Near-Term Extension Product in the Subject Territory as of the Initial Commercialization Date set forth in the applicable Contract Supplement (in excess of any increase in the Producer Price Index (as published by the U.S. Bureau of Labor Statistics or any successor agency)); provided that, at least ten (10) Business days prior to requesting an adjustment to the Minimum Purchase Requirement pursuant to the foregoing clauses (iii) and (iv) to the Steering Committee, Vylor shall provide Corteva written notice of its intent to request an adjustment to the Steering Committee. Upon receipt of such written notice, Corteva shall have the option to reduce its margin on the applicable Subject Product as it may determine in its sole discretion to reduce the impact of the increase in the Cost of Goods Sold. In the event such reduction by Corteva reduces the price to be paid by Vylor to an amount below the applicable amount that would result from an increase in the Cost of Goods Sold by the percentages set forth in clauses (iii) or (iv) herein, as applicable, Vylor may not request an adjustment to the Minimum Purchase Requirement for the reasons set forth in foregoing clauses (iii) or (iv). To the extent Corteva has reduced its margin for any Subject Product pursuant to the foregoing, if its Cost of Goods Sold position improves thereafter, the economic benefit of such improvement shall accrue to Corteva and Corteva shall not be obligated to pass on such improvement to Vylor until the benefit accrued to Corteva pursuant to such improvement is equal to the aggregate amount of margin it did not take pursuant to the foregoing. Any such request shall (v) be submitted to the Steering Committee in writing, accompanied by a detailed written explanation and supporting documentation regarding the grounds for the request and the extent of material adverse impact to a Party that has occurred or is reasonably expected to occur; (w) subject to the written approval of the Steering Committee; (x) apply only to the impacted Subject Product and Market Year; (y) not take effect retroactively; or (z) modify any Binding Forecast without Corteva’s prior written consent. The other Party may, but shall not obligated to, provide a detailed response to the Steering Committee in writing, accompanied by any supporting documentation, regarding the constraints in question, the commercial impact of such adjustment, any terms or conditions herein that were agreed in-whole or in-part in reliance upon the Minimum Purchase Requirement, irrevocable Third Party commitments incurred, factors causing the ground for the request and other adjustments that could mitigate the impact of such change or benefit of the bargain memorialized herein. Any adjustment to the Minimum Purchase Requirement or Penetration Rate made by the Steering Committee shall take into account the foregoing factors and be on an equitable basis to the Parties. If a good faith dispute remains following a review of both statements and the Steering Committee is unable to reach a resolution, the issue shall be escalated through the dispute resolution procedures set forth in Section 14.4 (Governing Law; Dispute Resolution).

Section 2.7
Product Substitutions. Either Party may request to substitute any Subject Product with a different Seed Treatment Product offered for sale by Corteva and/or its Affiliates for: (i) regulatory changes (such as withdrawal or suspension of a Registration); (ii) documented product performance issues (including efficacy shortfalls or seed safety concerns, or performance gaps against market alternatives which could be deemed to materially impact Vylor’s Seed volumes); (iii) extended supply shortages beyond the reasonable control of Corteva; or (iv) a Force Majeure Event. Any such request shall (w) be submitted to the Steering Committee in writing, accompanied by a detailed written explanation and supporting documentation; (x) subject to the written approval of the Steering Committee; (y) apply only to the impacted Subject Product; and (z) not take effect retroactively. Unless otherwise agreed by the Steering Committee in writing, the substitute Seed Treatment Product shall be deemed to have the same pricing category as the substituted Subject Product and be subject to the same Minimum Purchase Requirements. If an additional Contract Supplement is required to effect such substitution, the initial term of such additional Contract Supplement shall expire on the expiration date of the affected Subject Product Contract Supplement Initial Term; provided, however, that if such Contract Supplement Initial Term has already expired, the additional Contract Supplement’s term shall be deemed a Current Portfolio Product Renewal Term or a Near-Term Product Renewal Term, as applicable, for purposes of this Agreement.
Section 2.8
Product Modifications. Vylor may request Corteva to modify any Subject Product with change in the composition, source, raw material, manufacturing process, manufacturing location or test methods of a Subject Product for quality or logistical constraints including: (i) regulatory changes (such as withdrawal or suspension of a Registration); (ii) documented product performance issues (including efficacy shortfalls or seed safety concerns); or (iii) supply disruptions beyond the commercially reasonable control of Corteva; provided that, Corteva shall not be required to make any modifications requiring regulatory approval.
Section 2.9
Use of Subject Products. Except as explicitly authorized pursuant to Section 5.5(a) or in any Contract Supplement, Vylor shall (i) use the Subject Products solely as Seed Treatment on Vylor Seeds for the applicable Subject Crop and Subject Territory in accordance with all applicable Subject Product labels, applicable Law and the terms and conditions of this Agreement and any applicable Contract Supplements; and (ii) not sell, offer for sale, or otherwise transfer Subject Product to a Third Party for resale of Subject Product, unless explicitly allowed by this Agreement, including a sale to a Downstream Treater pursuant to Section 5.5(a), or approved by Corteva in writing. Purchaser’s and any Downstream Treater’s (if applicable) use of the Subject Product shall be subject to the application rates specified in the applicable Registration.

ARTICLE III

CURRENT DIRECT PRODUCTS

Section 3.1
Support Fee. For any Current Direct Product that Vylor and/or its Affiliates purchase from a Direct Supplier, Vylor shall pay Corteva [***] percent ([***]%) of the Cost of Goods Sold accrued by Vylor and/or its Affiliates to such Direct Supplier (the “Support Fee”). The Parties acknowledge and agree that the Support Fee is payable in recognition of the regulatory, branding, intellectual property development and protection, stewardship and other support provided by Corteva relating to the Current Direct Products.
Section 3.2
Support Fee Statement. No later than thirty (30) calendar days following the end of each Market Year, Vylor shall prepare and deliver to Corteva a statement (a “Support Fee Statement”) setting forth (i) the aggregate Cost of Goods Sold accrued by Vylor and/or its Affiliates to a Direct Supplier with respect to any Current Direct Product during such Market Year on a product-by-product basis, (ii) the aggregate Support Fee payable with respect to such Market Year; and (iii) reasonably detailed supporting calculations and documentation. The Support Fee Statement shall be prepared in accordance with Vylor’s standard accounting practices (to the extent applicable and consistent with generally accepted accounting principles).
Section 3.3
Support Fee Payment. If, with respect to any Market Year, Vylor shall promptly pay to Corteva cash in an amount equal to the Support Fee Product; provided that Corteva may, in lieu of such payment by Vylor, offset such amount against the unpaid amounts that are due to Vylor by Corteva pursuant to this Agreement or a Contract Supplement.

ARTICLE IV

NEAR-TERM PRODUCTS

Section 4.1
Supplements. All Contract Supplements relating to Near-Term Products shall be effective with respect to any Subject Territory upon such Near-Term Product satisfying (or being deemed to satisfy by the Parties in writing) the Near-Term Launch Criteria in accordance with the terms hereof.
Section 4.2
Near-Term Launch Registration. Corteva shall use commercially reasonable efforts to obtain (and, as applicable, maintain and defend), at its own expense, all Registrations of each Near-Term Product by the Estimated Registration Date of such Near-Term Product in the applicable Subject Territories set forth in Schedule IV that constitute Major Countries. Corteva shall not take any action that would intentionally delay a Subject Product Registration beyond the Estimated Registration Date as defined in Schedule IV, except to the limited extent such action is deemed by Corteva to be commercially reasonable under the circumstances.
Section 4.3
Near-Term Launch Criteria.
(a)
General. Notwithstanding anything herein to the contrary, Vylor shall not be required to purchase from Corteva, and Corteva shall not be required to sell to Vylor, any Near-Term Product until such Near-Term Product satisfies (or is deemed to satisfy by the Parties in writing) the Near-Term Launch Criteria in accordance with the terms hereof.

(b)
Registration; Registration Delays. Corteva shall comply with the obligations set forth in Section 5.6. If Corteva does not obtain (and, as applicable, maintain and defend) all necessary Registrations with respect to any Near-Term Product in the applicable Major Countries as set forth in the Contract Supplement for such Near-Term Product by the date that is two (2) years following the Estimated Registration Date and as a result of such delay the Initial Commercialization Date is more than four (4) years following the Estimated Registration Date, the Parties shall negotiate, in good faith, a mutually agreed reduced period for Vylor to purchase such Near-Term Product, and, if a good faith dispute remains following a review of both statements, the Parties shall follow the dispute resolution procedures set forth in Section 14.4 (Governing Law; Dispute Resolution); provided, however, if such Registration is delayed more than three (3) years following the applicable Estimated Registration Date (excluding any period of delay attributable to Force Majeure Event(s) relating to the Subject Product), Vylor shall have the right to terminate the affected Contract Supplement. For the avoidance of doubt, where a Subject Territory for a Near-Term Product includes more than one country, any delay in obtaining Registration in one country within such Subject Territory shall not reduce the period of Vylor’s obligation to purchase (or Corteva’s obligation to sell) such Near-Term Product in any other country within such Subject Territory in which the applicable Registration has been obtained, nor shall such delay entitle either Party to terminate or modify the applicable Contract Supplement with respect to such other country, so long as the Registrations have been obtained for the requisite Major Countries (which shall be deemed to be at least one (1) Major Country unless otherwise specified in the Contract Supplement for such Near-Term Product) for such Near-Term Product.
(c)
PASSER Criteria. The Parties shall use commercially reasonable efforts, including continuing all ongoing Near-Term Product evaluations, to confirm that such Near-Term Products satisfy the PASSER Criteria. If the Parties determine that a Near-Term Product fails to satisfy the PASSER Criteria, the Parties shall use commercially reasonable efforts to modify such Near-Term Product such that it would satisfy the PASSER Criteria. If the Parties are unable to determine that a Near-Term Product satisfies the PASSER Criteria by the date that is two (2) years following the Estimated Registration Date and as a result of such delay the Initial Commercialization Date is more than four (4) years following the Estimated Registration Date, (i) to the extent the cause of the delay in satisfaction of the PASSER Criteria was primarily attributable to the actions or omission of Corteva or the parties are deemed to be jointly responsible, the period of Vylor’s obligation to purchase (and Corteva’s obligation to sell) such Near-Term Product pursuant to Section 4.4 shall be reduced and the Parties shall negotiate, in good faith, a mutually agreed period for Vylor to purchase such Near-Term Product; and (ii) to the extent the cause of the delay in satisfaction of the PASSER Criteria was primarily attributable to the actions or omission of Vylor, the Contract Supplement Initial Term for such Near-Term Product shall remain unchanged; in each case of the foregoing (i) and (ii), if a good faith dispute remains following a review of both statements, the Parties shall follow the dispute resolution procedures set forth in Section 14.4 (Governing Law; Dispute Resolution) and provided, further, if the Parties are unable to determine that a Near-Term Product satisfies the PASSER Criteria by the date that is three (3) years following the Estimated Registration Date (excluding any period of delay attributable to Force Majeure Event(s) relating to the Subject Product or primarily attributable to the actions or omissions of Vylor), Vylor shall have the right to terminate the affected Contract Supplement.

(d)
Business Case Criteria. If at any time prior to Registration a Party determines that any applicable Business Case Criteria has not been satisfied with respect to a Near-Term Product in a Subject Territory, such Party shall immediately notify the other Party to discuss the cause of such determination and attempt to resolve the matter in good faith.
(e)
Resolution. If the Parties disagree with respect to whether any Near-Term Product shall be deemed to have satisfied the Near-Term Launch Criteria, both Vylor and Corteva shall provide the other Party with a written statement setting forth their rationale for such position, together with reasonably detailed supporting documentation. If a good faith dispute remains following a review of both statements, the Parties shall follow the dispute resolution procedures set forth in Section 14.4 (Governing Law; Dispute Resolution).
(f)
Failure to Satisfy Criteria. If pursuant to Section 4.3(e) above, the Parties agree in writing that a Near-Term Product does not satisfy the Near-Term Launch Criteria, (i) such Near-Term Product shall cease to be a Subject Product (in the case of a Near-Term Other Product) or such Near-Term Product shall cease to be a Subject Product for the applicable Subject Territory and/or Subject Crop (in the case of a Near-Term Extension Product) and (ii) the applicable Contract Supplement(s) shall be automatically terminated or modified, as applicable. To the extent modified, the Parties shall use commercially reasonable efforts to cause any modification to maintain the spirit of the terms set forth in Schedule IV and the applicable Contract Supplements with respect to any Subject Products.
(g)
Near-Term Product ROFO. If any Near-Term Product is deemed to not satisfy the Near-Term Launch Criteria due to a failure to satisfy any applicable Business Case Criteria, Vylor and its Affiliates shall not be permitted to purchase a replacement or substitute product of such Near-Term Product from a Third Party at a net price that is higher than the price offered by Corteva for such Near-Term Product on a per seed unit basis.
(h)
Regulatory Reimbursement. In the event Vylor determines to not sell, market, distribute or otherwise transfer Vylor Seeds in a certain jurisdiction to which a Subject Product under this Agreement relates (excluding in a Business Sale) and to the extent Corteva is unable to (or determines it will not) sell or distribute such Subject Product in the relevant jurisdiction for some or all of its labeled uses, Vylor agrees to reimburse Corteva for the expenses it incurred to satisfy the Near-Term Launch Criteria for such Subject Product in such jurisdiction, including out-of-pocket expenses for regulatory studies, field trials, regulatory submissions and internal costs up to a maximum of $[***].
Section 4.4
Commercialization in Subject Territories. With respect to any Near-Term Product that satisfies (or is deemed by the Parties in writing to satisfy) the Near-Term Launch Criteria in accordance with the terms hereof, within twelve (12) months of the first date on which all applicable Registrations of such Near-Term Product have been obtained (and, as applicable, maintained) in the Subject Territory, Vylor and/or its Affiliates shall commence purchases from Corteva and/or its Affiliates, and Corteva and/or its Affiliates shall commence sales to Vylor and/or its Affiliates, of such Near-Term Product in such Subject Territory in accordance with, and subject to, the terms hereof. With respect to each Contract Supplement, the earlier of (i) the first day of the Market Year in which the Penetration Rate of such Near-Term Product for Subject Crop Vylor Seeds to be sold in the Major Countries equals or exceeds the Penetration Rates identified for Year 1 in Schedule IV for such Major Countries; or (ii) the first day of the third full Market Year following receipt by Corteva or its Affiliates of the applicable necessary Registrations in at least one (1) Major Country in the Subject Territory as set forth in the applicable Contract Supplement shall be deemed the “Initial Commercialization Date”.
Section 4.5
Commercialization in Other Territories. If, during the Term, the Parties agree for Vylor to commercialize a Near-Term Product in a territory other than the Subject Territories set forth in Schedule IV, the Parties shall enter into a Contract Supplement consistent with the terms of this Agreement and all applicable terms set forth in other Contract Supplements with respect to such Near-Term Product; provided, however, that unless otherwise set forth in such Contract Supplement, (i) such Subject Territories shall not constitute Major Countries; (ii) no Minimum Purchase Requirements shall be established for such additional Subject Territories, (iii) all purchases made pursuant to such Contract Supplement shall be excluded from the calculation of whether any Minimum Purchase Requirements otherwise set forth herein have been satisfied; and (iv) the term of such Contract Supplement may be for the period agreed by the Parties in writing.
Section 4.6
Forecasts. Except as otherwise set forth in the applicable Contract Supplement or as otherwise agreed by the Parties in writing, commencing on the date that is twelve (12) months prior to the first day of the calendar month on which Vylor requests initial delivery of a Near-Term Product in a Subject Territory, Vylor shall provide a Binding Forecast and Rolling Forecast in accordance with Section 2.3.
Section 4.7
Replacing Current Portfolio Product. Any purchases by Vylor or its Affiliates of any Near-Term Product known as “[***]” for a Subject Crop in a Subject Territory shall be deemed a purchase of both “[***]” (a Near-Term Product) and “[***]” (a Current Portfolio Product) for purposes of calculating the Minimum Purchase Requirement for such Subject Crop in such Subject Territory.

ARTICLE V

OTHER AGREEMENTS

Section 5.1
Compliance with Applicable Laws. The Parties agree that they will fully comply with all applicable Laws when implementing this Agreement and any Contract Supplement.
Section 5.2
Global Approach. The Parties agree that there is mutual benefit for the Parties to manage their business relationships related to Subject Products under a global agreement. To this end, the Parties agree that, unless otherwise agreed by the Parties on a case-by-case basis in writing, any purchase by Vylor and/or its Affiliates worldwide of Subject Products from Corteva and/or its Affiliates shall be governed by the terms and conditions set forth in this Agreement.
Section 5.3
Title and Risk. Title to, and risk of loss of, the Subject Products shall pass from Corteva and/or its Affiliates to Vylor and/or its Affiliates in accordance with the applicable Incoterms provided in the applicable Contract Supplement. Corteva shall select the method of shipment and the carrier to the delivery location. It is the intention of the Parties for such applicable Incoterms to be as follows: (a) for all Third Party Products to be the same Incoterms as set forth in the applicable supply agreement between Corteva and its supplier; and (b) for all Subject Products other than Third Party Products to be CPT (Carriage Paid To) under Incoterms 2020.
Section 5.4
Exclusivity.
(a)
During the Contract Supplement Initial Term of each Current Portfolio Product or Near-Term Product, except as set forth in the applicable Contract Supplement, in a Force Majeure Event or as set forth in Section 2.3(b)(iv) or Section 5.12, Vylor and its Affiliates shall purchase such Current Portfolio Product or Near-Term Product exclusively from Corteva and/or its Affiliates in accordance with the terms of this Agreement. Further, during the applicable Contract Supplement Initial Term, Vylor shall not purchase, manufacture or have manufactured or apply to Vylor Seed any other Seed Treatment Product that contain the same active ingredient(s) as any Current Portfolio Product or Near-Term Product (each a “Restricted Product”) for Seed Treatment in any Subject Territory or Subject Crop set forth in such Contract Supplement. Vylor and its Affiliates shall not be required to purchase any Corteva Other Product or any other Seed Treatment Product exclusively from Corteva and/or its Affiliates pursuant to this Agreement unless otherwise agreed by Corteva, Vylor or their respective Affiliates in the applicable Contract Supplement.
(b)
For so long as the obligations of the Parties under this Agreement or any Contract Supplement require the sale and purchase of any Near-Term Product known as “[***],” Corteva and/or its Affiliates shall not sell or otherwise distribute a [***] version of the Seed Treatment Product known as “[***]” to any Third Party other than Vylor and/or its Affiliates for use as Seed Treatment on any Seeds.
(c)
For so long as the obligations of the Parties under this Agreement or any Contract Supplement require the sale and purchase of any Near-Term Product known as “[***],” Corteva and/or its Affiliates shall not sell or otherwise distribute a [***] version of the Seed Treatment Product known as “[***]” to any Third Party other than Vylor and/or its Affiliates for use as Seed Treatment on any soybean Seeds.
(d)
For so long as the obligations of the Parties under this Agreement or any Contract Supplement require the sale and purchase of any Near-Term Product known as “[***],” and “[***]” Vylor shall have a distinct and exclusive name for such products. Corteva shall not modify the name of any such product without Vylor’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.
(e)
Subject to any limitations set forth in the Trademark License Terms and as set forth in this Section 5.4, nothing in this Agreement shall prevent Corteva and/or its Affiliates from selling any Subject Products to any Person.
Section 5.5
Distribution Rights.
(a)
Vylor and/or its Affiliates shall have the right to sell or otherwise distribute any Subject Product in North America to any Third Party representative of Vylor authorized by Vylor to treat Vylor Seed with one or more of the Subject Products supplied by Vylor or its

Affiliates in connection with the sale of Vylor Seeds (each a “Downstream Treater” and, such right together with any similar distribution rights granted in any Contract Supplement, “Distribution Rights”); provided that (i) such sales shall be made in the ordinary course of business as conducted as of the Effective Date, and (ii) Vylor shall apply such Subject Products solely as Seed Treatment on the applicable Subject Crop Vylor Seed in the Subject Territory in accordance with the applicable Subject Product label and the terms and conditions of this Agreement and any Contract Supplement. Vylor shall not grant any Downstream Treater or other Third Party the right to resell or redistribute any Subject Product as a Seed Treatment Product without Corteva’s prior written consent. Except as set forth above, Vylor shall be free to determine the commercial conditions applicable to sales or other distributions to any Downstream Treater. “Downstream Treater” shall mean [***].
(b)
Corteva shall not sell or otherwise distribute directly to any Downstream Treater, any Subject Product or any Seed Treatment Product that is marketed or positioned as a substitute or replacement of a Subject Product, in each case, for Seed Treatment uses in North America on Vylor Seeds. Corteva shall not, prior to the date that is two (2) years prior to the expiration of the applicable Contract Supplement Initial Term for such Current Portfolio Product or Near-Term Product, initiate or maintain conversations with any Downstream Treater regarding the sale or supply of any such Current Portfolio Product or Near-Term Product or any applicable Restricted Product. For the avoidance of doubt, this Section 5.5(b) shall not restrict Corteva from initiating or maintaining contact with any Downstream Treater (x) regarding the sale or supply of any product that is not a Current Portfolio Product or Near-Term Product or any such Restricted Product or (y) to the extent related to customary due diligence in connection with a potential consolidation, merger or other business combination.
Section 5.6
Registrations. Corteva shall, at its sole expense, use commercially reasonable efforts to obtain, maintain and defend all Registrations, amendments thereof and uses of each Subject Product as Seed Treatment on the Subject Crop Vylor Seed in the Subject Territory. Corteva shall notify Vylor in writing within [***] Business Days of receipt of any information indicating that any Registration for a Subject Product is expiring, being cancelled, amended or otherwise subject to a notice, demand or other Governmental Entity action that could negatively impact the Registration of, or the ability to market, purchase or sell the Subject Products.
Section 5.7
Samples; Records.
(a)
Vylor shall retain samples of Seed treated with the Subject Products in accordance with applicable Law, and shall make such samples available to Corteva if Corteva requires such samples to address an inquiry from the applicable Governmental Entity in the Subject Territory regarding the respective Registration or a Third-Party Action.
(b)
Vylor shall maintain, in accordance with generally recognized commercial accounting principles and practices, complete and accurate records of all matters relating to Vylor’s performance under this Agreement and any Contract Supplement, including a copy of all pertinent documents and information relating to units of Seeds treated with any Subject Product (and, to the extent Distribution Rights have been granted, relating to any Subject Product sold or otherwise distributed to any Third Party), that enable Vylor to demonstrate compliance with its obligations under this Agreement and any Contract Supplement. Vylor shall maintain such records consistent with its internal business record retention schedule and applicable Law.

(c)
Corteva shall maintain, in accordance with generally recognized commercial accounting principles and practices, complete and accurate records of all matters relating to Corteva’s performance under this Agreement and any Contract Supplement, including a copy of all pertinent documents and information relating to lots of Subject Products produced for and/or sold to Vylor and/or its Affiliates, that enable Corteva to demonstrate compliance with its obligations under this Agreement and any Contract Supplement. Corteva shall maintain such records consistent with its internal business record retention schedule and applicable Law.
(d)
In accordance with applicable Law, Corteva shall retain samples taken from representative lots of Subject Products from which portions were sent to Vylor and/or its Affiliates under this Agreement or any Contract Supplement, and, upon reasonable request to address an Action, shall forward to Vylor a sufficient portion of such sample to accommodate any required analytical testing of such sample.
Section 5.8
Stewardship and Handling of Third-Party Complaints.
(a)
The Parties agree to work together in good faith to fulfill stewardship obligations relating to the Subject Products, including but not limited to farmer stewardship, liability management, poison control response, regulatory compliance, dissemination of instructions for proper application and handling, verification of proper application and handling, and management of all complaints or issues pertaining to the performance or efficacy of the Subject Products. Corteva shall provide its respective stewardship recommendations for each Subject Product to Vylor.
(b)
Vylor shall bear responsibility for the management of complaints or issues pertaining to or arising from the performance or efficacy of the Subject Products present on Seeds sold by Vylor (and, to the extent Distribution Rights have been granted, of the Subject Product sold or otherwise distributed to any Third Party). On an ongoing basis, if it is determined that a cause of customer complaints is due to the performance or efficacy of the Subject Products, Corteva, at its cost, shall provide Vylor with the following in order to investigate or respond to Third-Party complaints regarding the Subject Products: (i) timely information, assistance and access to technical experts, (ii) any information concerning material changes made to the Subject Products, including product composition, source, raw material, manufacturing process, site or test methods, and (iii) analysis of the Subject Products characteristics against what is reflected in the Certificate of Analysis. Corteva shall refer promptly any complaints or contacts it receives regarding Subject Products sold by Vylor.
(c)
Upon request, Corteva will provide either Vylor or an agreed upon Third Party specific information regarding the composition of formulations, toxicology data, Registration data or other information for the Subject Products as the Parties reasonably agree would assist Vylor in stewardship of the Subject Products. If the information requested by Vylor is Confidential Information of Corteva, the Parties will work in good faith to determine whether such Confidential Information is needed, the best method of utilizing such Confidential Information, and the best method of maintaining the confidentiality of such Confidential Information.

(d)
Upon execution of a Contract Supplement, Corteva shall share information regarding marketing and label claims and support therefore relating to the Subject Products. Additionally, on an ongoing basis, Corteva shall provide Vylor with timely information with respect to new marketing and label claims and support related to the Subject Products. In the event any Governmental Entity requests data from Vylor regarding the aforementioned label claims, Vylor shall notify Corteva in writing and Corteva will, to the extent such data are available to Corteva, timely produce such data.
(e)
Corteva shall be entitled, upon respective written notice to Vylor, to discontinue commercialization of a Subject Product for bona fide stewardship reasons. Corteva shall provide the respective written notice to Vylor as early as possible, with a view to minimizing the negative impact of such decision on Vylor. The Parties shall negotiate and agree in good faith upon a respective phase-out plan. In addition to any other remedies available herein or under applicable Law, in the event that any Subject Product is the subject of such decision to discontinue commercialization for stewardship reasons, which prohibits or restrains Vylor’s promotion, marketing, use, sale, offer for sale, import, export or distribution of the Subject Product or Seed treated with the Subject Product as otherwise permitted under this Agreement or any Contract Supplement, unless otherwise agreed by the Parties, then Corteva agrees to pay or reimburse Vylor (i) purchase price for such Subject Product, (ii) costs associated with the disposal or return of such Subject Product and (iii) as to Seed treated with such Subject Product, production costs associated with such Seed that can no longer be sold or used, provided that Vylor shall mitigate its costs including selling such treated Seed in unaffected jurisdictions to the extent commercially reasonable and permissible under applicable Law.
Section 5.9
Adverse Effects.
(a)
Vylor shall notify Corteva in writing within [***] Business Days of receipt of any: (i) information concerning any environmental incident, serious adverse reaction, injury, toxicity or sensitivity reaction or any other similar unexpected incident related to any Subject Product, including the severity thereof, (ii) reports of unauthorized marketing or use of any Subject Product by Vylor and/or its Affiliates (or, to the extent Distribution Rights have been granted, any Third-Party customer of Vylor and/or its Affiliates); or (iii) information that would be reportable to any Governmental Entity pursuant to applicable Laws.
(b)
Each Party further agrees to notify the other Party in writing within [***] Business Days of such Party’s receipt of any information regarding any threatened or pending Action by any Governmental Entity of competent jurisdiction, which relates to the safety or security of the Subject Products or the continued marketing of the Subject Products. In such case, the Parties agree to consult with each other to develop an appropriate response, except that Corteva, as the registrant for the Subject Products, has unilateral discretion and sole right as to any decision regarding registration activity. Nothing herein shall be deemed to restrict either Party’s right to file any report to, or to take any action with, any Governmental Entity.

(c)
If the Registration of any Subject Product as a Seed Treatment in all countries of the Subject Territory for the Subject Crop at the rates and in the manner set forth on the applicable label or in any applicable Contract Supplement is voided, restricted or suspended that prohibits the ability of Vylor and/or its Affiliates to sell such Subject Product or Seeds treated with such Subject Product in all political subdivisions of the Subject Territory, Vylor, at its option, may: (i) terminate the obligations of the Parties with respect to such Subject Product immediately upon written notice to Corteva or (ii) suspend its purchases and use of such Subject Product until such time as the Registration of such Subject Product is restored. For the avoidance of doubt, in the event such Registration is voided, restricted or suspended, in addition to the rights provided pursuant to this Section 5.9, Vylor shall be entitled to the remedies provided in Section 2.6(a) and Section 12.1, if applicable, and exclusive sourcing or minimum volume requirements, to the extent agreed in this Agreement or the applicable Contract Supplement, shall be suspended.
Section 5.10
Subject Product Changes.
(a)
Corteva shall notify Vylor in writing in accordance with the notice periods set forth in Schedule VIII prior to any material change in the composition, source, raw material, manufacturing process, manufacturing location or test methods of a Subject Product (each a “Modified Subject Product”). Such Modified Subject Product shall be subject to satisfying the PASSER Criteria that is specified in Schedule VIII as applying to the applicable type of change. If any such change causes such Modified Subject Product to be incompatible with Vylor’s use of such Subject Product as a Seed Treatment Product, the Parties shall, in good faith, negotiate a mutually agreed resolution. If any such resolution is not mutually agreed by [***] prior to Vylor’s anticipated receipt of such changed Subject Product, Vylor may suspend the obligations of the Parties with respect to such Subject Product upon not less than [***] prior written notice to Corteva.
(b)
Corteva shall notify Vylor in writing at least [***] calendar days before submitting proposed label amendments to any Governmental Entity and within [***] calendar days after obtaining an amended label for any Subject Product. In the event of a label change that precludes Vylor from selling or otherwise distributing the existing Subject Product inventory in accordance with Section 5.5, Corteva shall provide replacement Subject Products with the new label, at no charge to Vylor, in a timely manner in accordance with the forecasting and order provisions herein.
Section 5.11
Quality.
(a)
General Obligations.
(i)
Corteva shall maintain appropriate quality assurance measures to ensure that the quality of the Subject Products is in accordance with the Specifications at the date of delivery to Vylor and/or its Affiliates.
(ii)
Corteva shall notify Vylor in writing of any situation that would impact the quality of any Subject Products or which Corteva has reason to believe would affect the quality of any Subject Products.

(iii)
Vylor shall, and shall cause its third-party applicators, Downstream Treaters and other agents and independent contractors that handle any Subject Product to, comply with all commercially reasonable storage requirements provided by Corteva in writing or set forth in the applicable label, and otherwise maintain appropriate quality assurance measures to ensure that the quality of the Subject Products shall not be affected by the storage or use of the Subject Products by Vylor. Vylor shall notify Corteva in writing within [***] Business Days of any customer complaints and reported defects relating to any Subject Product.
(iv)
Corteva shall use commercially reasonable efforts to ensure that Subject Products delivered to Vylor have a remaining shelf life that is consistent with the average shelf life of such Subject Product delivered by Corteva. In accordance with Corteva’s standard operating procedure, Corteva will retain samples taken from representative lots of Corteva Seed Treatment Products from which portions were sent to Vylor under this Agreement for a period of at least three (3) years from the date of manufacturing, and, upon reasonable request to extend shelf life, support testing for extension on a batch-specific basis during the Term of the applicable Contract Supplement. From time to time, Vylor may request shelf-life extension for a Subject Product on a batch by batch basis. If Vylor’s first extension request for a Subject Product’s batch occurs within eighteen (18) months of initial receipt of the Subject Product batch while still unexpired, Vylor has satisfied its obligations set forth in Section 5.11(a)(iii) with respect to such Subject Product batch, and such batch test fails shelf life requirements, Corteva shall, in its discretion, either replace the affected batch at its own cost or refund the purchase price paid for such failing Subject Product (instead of replacing it). Vylor may request additional extensions by batch and at Vylor’s own expense, Corteva shall replace such batches requested for extension.
(b)
Certificate of Analysis; Additional Information. Unless otherwise set forth in the applicable Contract Supplement, Corteva shall provide Vylor with a Certificate of Analysis and such other information as mutually agreed by the Parties for each production batch or lot of the Subject Product on or before the delivery date.
(c)
Incidents. Each of Corteva and Vylor agrees to notify the other in writing immediately of any information concerning serious or unexpected side effect, injury, toxicity or sensitivity reaction or unexpected incidents, and the severity thereof, associated with the development, manufacturing, marketing and usage of any Subject Product, whether or not determined to be attributable to the Subject Product. “Serious” as used in this Section 5.11(c) refers to an exposure, which results in death, permanent or substantial disability, inpatient hospitalization, prolongation of hospitalization, or is a congenital anomaly, cancer or life-threatening. “Unexpected” as used in this Section 5.11(c) refers to a condition or development not listed in the current labeling of the Subject Product and includes an event that may be symptomatically and pathophysiologically related to an event listed on the labeling, but which differs from the event because of increased frequency or greater severity or specificity.

Section 5.12
Supply Shortages.
(a)
Notification. Corteva shall take reasonable steps to notify Vylor in writing of any supply risks, shortages or delays known by Corteva and/or its Affiliates within [***] calendar days of such information becoming known by Corteva and/or its Affiliates. Corteva shall notify Vylor in writing of the potential impact and timing of such risks, to the best of its ability, through normal business communication channels. Such risks to account for include but are not limited to technical and product raw material risks, third-party supply disruptions, packaging risks, transportation and logistics related risks, formulation and production related delays and risk, other operational risks which could impact supply, timing of delivery or ability to achieve the accepted purchase order quantity.
(b)
Allocation; Suspension. In the event that Corteva and/or its Affiliates fail to deliver to Vylor and/or its Affiliates the quantity of any Subject Product (the “Affected Product”) as set forth in any Binding Forecast (subject to a de minimis exception of a shortfall of the Subject Product in less than [***] percent ([***]%) of the applicable Binding Forecast) ordered pursuant to a purchase order submitted in accordance with the requirements of Section 2.3 by (A) the date that is [***] calendar days following the date set forth in such purchase order or (B) such other date as agreed by the Parties (the “Required Delivery”) (such event, a “Supply Shortage”), (i) Corteva shall allocate the available supply of the Affected Product in good faith on a pro-rata basis among Vylor and Corteva’s other customers, based on existing customer forecasts at the time at which Corteva first has actual knowledge of such Supply Shortage and taking into consideration source constraints for such Affected Product; and (ii) Vylor’s obligations under Section 2.1, Section 2.3, Section 2.5, Section 5.4 and Section 5.13(b)(i) shall be suspended with respect to the Affected Product, solely to the extent of such shortfall of such Affected Product in accordance with this Section 5.12(b). During any Supply Shortage, Vylor may in good faith enter into an agreement with an alternative supplier to purchase a reasonable quantity of alternative supply (substantially consistent with the applicable Binding Forecast) to sustain its operations during the Supply Shortage and for a reasonable period of time following such Supply Shortage. Vylor shall notify Corteva in writing of the alternative Seed Treatment Product quantity purchased as a substitute for the Affected Product and the units of Vylor Seeds treatable with such substitute Seed Treatment Product in accordance with its label to determine the quantity of the Affected Product deemed purchased hereunder for purposes of calculating the Minimum Purchase Requirement in accordance with Section 2.5. As soon as reasonably practicable following the resolution of such Supply Shortage, Corteva shall notify Vylor of its ability to deliver the Affected Product in accordance with its commitments set forth in this Agreement and Vylor’s obligations under Section 2.1, Section 2.3, Section 2.5 and Section 5.4 (as applicable) shall thereafter be reinstated from and after the date determined by Vylor and notified in writing to Corteva on which it has exhausted its substitute product inventory procured in good faith based on reasonable estimates taking into account, if applicable, information supplied by Corteva in writing with reasonable supporting evidence as to when such Supply Shortage is expected to be resolved.
(c)
Third-Party Products. In the event that any Affected Product is a Third-Party Product, (i) Corteva shall consult with Vylor in good faith prior to any communications with any Third-Party supplier of such Affected Product regarding such Supply Shortage (to the extent practicable under the circumstances) and (ii) subject only to any reduction in Corteva’s purchased quantities of such Affected Product for any reason as a result of the disruption, Vylor’s obligations under Section 2.1, Section 2.3, Section 4.4 and Section 5.4 (as applicable) shall be reinstated immediately upon Corteva’s reasonable demonstration to Vylor of its ability to deliver such Affected Product in accordance with Section 2.3.
(d)
Prolonged Supply Shortage. If, with respect to any Affected Product, (i) if there are more than [***] Supply Shortages within any [***] consecutive Market Years, (ii) Corteva and/or its Affiliates fail to deliver to Vylor and/or its Affiliates, for any [***] Market Years (concurrent or otherwise) within a [***] Market Year period at least [***] percent ([***]%) of the Required Delivery in such Market Year for such Affected Product; or (iii) the failure of Corteva and/or its Affiliates to deliver to Vylor and/or its Affiliates the Required Delivery would reasonably be expected to materially adversely affect the businesses, operations and activities of Vylor and/or its Affiliates as determined in good faith by Vylor (each of clauses (i) through (iii), a “Prolonged Supply Shortage”), then Vylor shall deliver written notice to Corteva notifying Corteva of such Prolonged Supply Shortage no later than [***] calendar days following such Prolonged Supply Shortage. Within [***] calendar days after receipt of such written notice, (x) Corteva shall propose corrective actions to Vylor and the Steering Committee (which may include process changes, personnel changes or other actions that would reasonably be expected to resolve Corteva’s failure to deliver the Required Deliveries) and (y) the Steering Committee shall promptly (and in any event no later than [***] Business Days after the receipt of such proposed corrective actions from Corteva) meet to review, evaluate and discuss such Supply Shortage and Corteva’s proposed corrective actions. Within [***] Business Days after meeting to review such Prolonged Supply Shortage and proposed corrective actions, the Steering Committee will determine the obligations of the Parties with respect to such Affected Product. Corteva shall promptly implement any corrective actions that are approved by the Steering Committee. If, within [***] calendar days following such approval of corrective actions by the Steering Committee, the Prolonged Supply Shortage or Supply Shortage with respect to the Affected Product is not resolved or Corteva’s compliance with its obligations under Section 2.3 is not materially improved, then Vylor shall have the right to terminate the Parties’ respective obligations with respect to such Affected Product under this Agreement or any Contract Supplement (without affecting the validity or enforceability of such obligations with respect to any other Subject Product), subject to Section 9.3.
(e)
For purposes of determining the extent of a Supply Shortage or whether a Prolonged Supply Shortage has occurred or is continuing: (A) the volume of any Supply Shortage or Prolonged Supply Shortage shall be measured solely by reference to the shortfall between the quantities set forth in the applicable Binding Forecast and the quantities actually delivered by Corteva and/or its Affiliates, and shall not be measured by reference to any quantities of alternative supply procured by Vylor from a Third Party (whether in excess of or less than such shortfall); and (B) the duration of any Supply Shortage shall be measured from the date of Corteva's failure to deliver the Required Delivery until the date notified by Corteva in writing to Vylor on which it is able to resume delivery in accordance with the Binding Forecast.
Section 5.13
Restricted Actions.
(a)
Prohibition on Third-Party Sales. From the date hereof and until March 31, 2031, Vylor shall not sell, offer for sale or otherwise transfer or supply any Seed Treatment Product (including the Subject Products) to any Third Party except to the extent permitted in Section 5.5.

(b)
Non-Interference.
(i)
In-Scope Products. Vylor shall not, until the date that is [***] prior to the expiration of the applicable Contract Supplement Initial Term for such Current Portfolio Product or Near-Term Product (or for any Restricted Product, prior to the date that is [***] prior to the expiration of the applicable Contract Supplement Initial Term for such Current Portfolio Product or Near-Term Product with the same active ingredient as such Restricted Product), initiate or maintain contact with any Third-Party supplier of such Current Portfolio Product, Near-Term Product or Restricted Product regarding the sale or supply of such Current Portfolio Product, Near-Term Product or Restricted Product. For the avoidance of doubt, this Section 5.13 shall not restrict Vylor from initiating or maintaining contact with any Third-Party supplier (v) that is not a supplier of any Current Portfolio Product, Near-Term Product or Restricted Product; (w) regarding the sale or supply of any product that is not a Current Portfolio Product, Near-Term Product or Restricted Product, (x) to the extent permitted in accordance with Section 5.12(d); (y) to the extent related to customary due diligence in connection with a potential consolidation, merger or other business combination; or (z) regarding Vylor’s testing and/or evaluation of any Current Portfolio Product, Near-Term Product or Restricted Product for its own uses.
(ii)
Supply Continuity. From the date hereof and until [***] (the “Restricted Period”), Vylor shall not (i) enter into any Contract with a Third Party supplier to Corteva of a Subject Product, with an effective date before the end of the Restricted Period, which expressly grants Vylor exclusive rights to purchase or source such Subject Product; or (ii) knowingly induce such Third Party supplier to Corteva to terminate its relationship with Corteva under a Contract between such Third Party counterparty and Corteva.
(iii)
Pipeline Products. From the date hereof and until [***], with respect to any product that Corteva is researching, developing, testing or seeking registration as of the date of this Agreement as set forth on Schedule VII (each a “Pipeline Product”), neither Vylor nor its Affiliates shall initiate or maintain contact with the Third Party identified on Schedule VII or any Affiliate or agent thereof for the purposes of any joint development, collaboration, testing or evaluation activities with respect to such Pipeline Product for activities with respect to the crop and geography set forth in Schedule VII with respect to such Pipeline Product. Any testing or evaluation by Vylor or its Affiliates of a Pipeline Product from the Effective Date until [***] shall be solely pursuant to one or more material transfer agreements between Vylor and Corteva or their respective Affiliates upon commercially reasonable terms mutually agreed to by the Parties. If Corteva ceases to research, develop, test or seek registration for any Pipeline Product, then (i) Corteva shall deliver to Vylor written notice within six (6) months of its determination of such cessation, (ii) such product shall be deemed automatically removed from Schedule VII and shall no longer constitute a Pipeline Product and (iii) this Section 5.13(b)(iii) shall not restrict Vylor from initiating or maintaining any contact with the Third Party identified with respect to such product.

(c)
Testing. For the avoidance of doubt, nothing in this Agreement shall be deemed to restrict Vylor from testing or evaluating any Subject Product for its own use in accordance with the terms of this Agreement (including Section 8.4) and purchasing any other Seed Treatment Product that is not subject to the terms of this Agreement from any Party for testing or evaluation purposes.
Section 5.14
Vylor Audits. Vylor shall have the right, once per calendar year during the term of this Agreement (and once during the one-year period following the termination of this Agreement), at its own expense and on thirty (30) calendar days advance written notice to Corteva, to have an independent auditor reasonably acceptable to Corteva (and who has executed an appropriate confidentiality agreement reasonably acceptable to Corteva) audit the books and records of Corteva or any of its Affiliates for the sole purpose of certifying Corteva’s compliance with this Agreement, including but not limited to accuracy of the purchase prices of Subject Products, the price of which is calculated using their Cost of Goods Sold, and fees charged by Corteva to Vylor or its designated Affiliates in accordance with the terms of this Agreement for the preceding three (3) calendar years; provided that (i) any such audit shall take place during reasonable business hours on a mutually agreed upon date and (ii) such auditor shall in no event be entitled to any contingency fee (or otherwise have any portion of its compensation be directly or indirectly determined based on the outcome of such audit). Corteva may designate competitively sensitive information which such auditor may see and review but which it may not disclose to Vylor and all such books and records, and any applicable audit report and findings, shall be the Confidential Information of Corteva and subject to the terms of Section 13.1 (Confidentiality; Privileged Information). Vylor shall provide Corteva a copy of each such audit report promptly after its receipt thereof. In the event that any such audit indicates any overpayment of amounts payable to Corteva and/or its Affiliates pursuant to this Agreement or any Contract Supplement, (x) Corteva shall pay to Vylor (within thirty (30) calendar days following the date of delivery of such audit report to Corteva or, if disputed in good faith, the final determination of the overpayment amount) the amount of such overpayment plus (if the overpayment exceeds $[***]) interest on such amount of overpayment accruing monthly from the date of such overpayment until such amount is paid at [***] % per month from the relevant payment date through the date of payment (provided that such interest rate shall not exceed the maximum rate permitted by applicable Law) and (y) in the event that such overpayment exceeds $[***], Corteva shall reimburse Vylor for any reasonable out-of-pocket costs and expenses incurred by Vylor in connection with such audit. If either Party has a good faith dispute with respect to the findings of such audit, the parties shall follow the dispute resolution procedures set forth in Section 14.4 (Governing Law; Dispute Resolution).
Section 5.15
Business Support. Corteva, at its own expense, shall use commercially reasonable efforts to maintain proper personnel to support this Agreement and ensure reliable supply during the term of any Contract Supplement, including but not limited to customer service, account management, supply and operations, and product technical support. In the event Vylor’s business is materially adversely impacted by Corteva’s inability to support this Agreement and obligations herein, the issue shall be escalated to the Steering Committee for resolution. If unresolved by the Steering Committee, the issue shall be escalated through the dispute resolution procedures set forth in Section 14.4 (Governing Law; Dispute Resolution).

Section 5.16
Europe Relabeling. Corteva shall allow and support Vylor’s ability to relabel Subject Products in Europe for the purposes of logistical movement and delivery to final use country. Corteva shall make available labels and related required documentation for the purposes of relabeling. Vylor may assign the relabeling activity to be conducted at a Third-Party location and/or by a Third-Party service provider.
Section 5.17
Repackaging Allowance. Pursuant to the terms of a repacking allowance agreement to be entered into by and between the Parties in accordance with applicable Law, (i) Corteva shall allow Vylor to repack Subject Products, in accordance with applicable Law, at its sole discretion for use in supporting its business, (ii) such repacking shall be limited to the change of such desired packaging types and/or conditions, and shall not change the composition of the Subject Product and (iii) Vylor shall have the right to assign repackaging activities to a Third Party so long as inventory possession remains with Vylor.
Section 5.18
Additional Product Related Terms. The Parties acknowledge and agree to the terms applicable to certain products and confidentiality as set forth in Schedule X.

ARTICLE VI

INVOICES; TAXES; PAYMENT.

Section 6.1
Invoices. Subject to Section 2.4 and Article III, Corteva shall, or shall cause its applicable Affiliates to, submit invoice(s) on a monthly basis (or, in the case of the Support Fee, on an annual basis), which such invoice(s) shall, unless otherwise agreed by the Parties in writing, (a) be issued to Vylor (unless set forth otherwise in the applicable Contract Supplement), (b) set forth the total net charges for such invoiced Subject Products for the applicable month (or, in the case of the Support Fee, for such invoiced Support Fee for the applicable Market Year), (c) be denominated in United States dollars and (d) comply with the requirements of the tax Laws (including VAT) of the applicable jurisdiction. Any payment under this Agreement or any Contract Supplement will be due within [***] calendar days after receipt of the applicable invoice. Any payment not received by Corteva or its applicable Affiliate by such date and not otherwise the subject of a good faith dispute shall be subject to a late payment interest charge using a rate per annum equal to the Secured Overnight Financing Rate published by the Federal Reserve Bank of New York (in effect on the date on which such payment was due) plus [***]%, calculated for the actual number of calendar days elapsed, accrued from the date on which such payment was due; provided that in the event of any good faith dispute, interest shall not be due on that part of the invoice subject to dispute until after settlement or other resolution of such dispute; provided that a resolution in favor of Vylor shall not result in the incurrence of any late-payment interest charges. Except as set forth in Section 2.4(g)(ii) and Section 3.3, neither Party may offset any other amount due to it or any of its Affiliates against any payment due under this Agreement or any Contract Supplement.
Section 6.2
Taxes.
(a)
Subject to Section 6.2(c), Vylor shall be responsible for all goods and services, value added, sales, use, gross receipts, business, consumption and other similar taxes, levies and charges (other than taxes imposed on net income or profits), and together with any interest, penalties and additions to tax, (“Sales Taxes”) imposed by applicable Taxing Authorities attributable to the sale of Subject Products to Vylor or any of its Affiliates, or any payment to Corteva and/or its Affiliates under this Agreement or any Contract Supplement, whether or not such Sales Taxes are shown on any invoice; provided that Corteva shall be responsible for any tax-related interest and penalties or additions attributable to a failure by Corteva to comply with applicable Law. If Corteva or any of its Affiliates is required to pay any part of such Sales Taxes (other than tax-related interest, penalties and additions to tax attributable to a failure by Corteva to comply with applicable Law), Vylor shall reimburse Corteva or the applicable Affiliate for such paid Sales Taxes.
(b)
Where legally applicable and required, subject to Section 6.2(c), all invoices to be issued under this Agreement or any Contract Supplement shall be subject to value added tax or its equivalent in each relevant jurisdiction (“VAT”). Therefore, whenever a Subject Product provided under this Agreement or any Contract Supplement is subject to local VAT in the jurisdiction with respect to the jurisdiction where such Subject Product is provided, an invoice will be issued charging local VAT.
(c)
Certain Subject Products to be provided under this Agreement or any Contract Supplement may fall within Article 44 of the EU VAT Directive or the relevant equivalent national provision, which means that Corteva or its applicable Affiliate does not need to charge VAT on the invoices for such Subject Products, provided Vylor provides Corteva or its applicable Affiliate with Vylor’s valid VAT registration number, certificate or equivalent documentation. In such case, Vylor hereby agrees that with respect to each jurisdiction, Vylor will itself account for VAT in its own jurisdiction in relation to such Subject Products. In order for Corteva or its applicable Affiliates to be able to issue invoices without local VAT, Vylor agrees that with respect to each jurisdiction, Vylor will provide to Corteva or the invoicing Affiliate hereto a valid VAT registration number, certificate or equivalent documentation in the jurisdiction with respect to the country of receipt of such Subject Products within a reasonable period of time before the date on which the relevant invoice is required to be issued under applicable Law.
Section 6.3
Subsequent Application of VAT. In the event that the sums invoiced without VAT in accordance with this Agreement or any Contract Supplement become subject to VAT as a result of any change in VAT Law after the date hereof, or for any other reason, then those invoices shall be deemed to be exclusive of VAT (if any) and the Party receiving the invoice shall, in addition to the sums payable, pay the invoicing Party, on receipt of a valid VAT invoice, the full amount of VAT chargeable thereon.
Section 6.4
Withholding Taxes. In the event that applicable Law requires that any amount be withheld from any payment under this Agreement or any Contract Supplement, Vylor shall withhold such amounts and pay such amounts over to the applicable Taxing Authority (as defined in the Separation Agreement) in accordance with the requirements of the applicable Law. As soon as practicable after any such payment, Vylor shall deliver to Corteva the original or certified copy of the receipt issued by the applicable Taxing Authority evidencing such payment or other evidence of such payment reasonably satisfactory to Corteva.

Section 6.5
Cooperation. Corteva and Vylor shall, and shall cause their respective Affiliates to, reasonably cooperate with each other to minimize Sales Taxes to be paid with respect to this Agreement and any Contract Supplement and any amounts withheld pursuant to Section 6.4, to the extent legally permissible.
Section 6.6
Corteva Designation of Affiliates. Corteva shall have the right to designate, upon not less than ten (10) calendar days’ prior written notice to Vylor, one or more Affiliates to receive amounts that become payable by Vylor to Corteva under this Agreement or any Contract Supplement.

ARTICLE VII

GOVERNANCE

Section 7.1
Steering Committee.
(a)
Formation. In order to efficiently implement the terms of this Agreement and any Contract Supplements, the Parties shall establish, within thirty (30) Business Days after the Effective Date, a steering committee (the “Steering Committee”) to oversee, manage and coordinate the Parties’ respective obligations under this Agreement and any Contract Supplement. The names and contact information of each Party’s initial representatives on the Steering Committee are set forth in Schedule V.
(b)
Composition. The Steering Committee shall be comprised of two (2) representatives from each Party. Each Party shall appoint (i) one (1) representative with appropriate commercial skills, knowledge and experience and (ii) one (1) representative with appropriate research and developments skills, knowledge and experience. The Steering Committee shall be co-chaired jointly by a representative of each Party. Either Party may appoint substitute or replacement members of the Steering Committee to serve as their representatives upon prior written notice to the other Party; provided that the Parties shall use commercially reasonable efforts to maintain continuity in representation on the Steering Committee. Upon prior written notice to the other Party, each Party may invite a reasonable number of additional employees, and, with the consent of the other Party, consultants or scientific advisors, to attend the meetings of the Steering Committee, on either a temporary or permanent basis, but in a non-voting capacity and subject to reasonable confidentiality and non-use restrictions, for which the inviting Party shall be jointly and severally responsible. The Steering Committee may change its size from time to time by mutual unanimous consent of all members of the Steering Committee; provided that it shall consist at all times of an equal number of representatives of each Party.
(c)
Meetings. The Steering Committee shall hold meetings by telephone, video conference or in-person, as mutually agreed upon by the members of the Steering Committee, at least two (2) times per calendar year to discuss matters related to this Agreement and any Contract Supplement. Draft minutes of the meetings of the Steering Committee shall be generated and circulated to its members within thirty (30) calendar days following the relevant meeting, with responsibility for generating and circulating such minutes alternating between the Parties, and such minutes shall be finalized by the Steering Committee promptly thereafter.

(d)
Decision-Making. The Steering Committee shall make decisions by consensus, with each Party having one (1) vote. For any matter being submitted to the Steering Committee for decision, the Parties shall mutually agree beforehand whether voting takes place at a regularly scheduled meeting (in which case, at least one (1) representative from each Party must be present at such meeting) or may be handled via email using the general email addresses specified in the applicable meeting minutes. If the Steering Committee cannot resolve such matter by or at the next regularly scheduled meeting (or earlier if such dispute requires prompt action), such matter shall be escalated and may be resolved in accordance with the terms set forth in Section 14.4 (Governing Law; Dispute Resolution).
(e)
Sub-Committees. The Steering Committee shall have the authority to establish one or more sub-committees of the Steering Committee, to which may be delegated any or all of the authorities and responsibilities of the Steering Committee.
(f)
Responsibilities. The responsibilities of the Steering Committee shall include:
(i)
overseeing, managing and coordinating the Parties’ respective obligations pursuant to this Agreement and any Contract Supplement;
(ii)
reviewing, evaluating and discussing the adjustments to Cost of Goods Sold as contemplated by Section 2.4(h)(ii);
(iii)
reviewing, evaluating and discussing any Supply Shortages as contemplated by Section 5.12;
(iv)
reviewing, evaluating and discussing any Minimum Purchase Shortages as contemplated in Section 2.5(d).
(v)
reviewing and updating the Estimated Registration Date and launch readiness for any Near-Term Product;
(vi)
reviewing, evaluating and discussing any potential amendments to this Agreement, including with respect to pricing, Minimum Purchase Requirements and the duration of Minimum Purchase Requirements relating to Near-Term Products following Registration delays as contemplated in Section 5.6;
(vii)
reviewing and evaluating any new product launches in addition to those of Near-Term Products;
(viii)
reviewing and discussing potential commercial changes foreseeable that could affect purchase volumes hereunder;
(ix)
addressing any disputes that have been escalated to the Steering Committee;

(x)
reviewing, evaluating and discussing whether to enter into a Contract Supplement with respect to any Seed Treatment Product that is not a Subject Product;
(xi)
reviewing, evaluating and discussing Corteva’s ongoing efforts to increase business efficiency in accordance with Section 2.4(f);
(xii)
reviewing, evaluating and discussing any material breaches of this Agreement, including but not limited to discussing any proposed remedies; and
(xiii)
performing such other functions as appropriate to further the purpose of this Agreement, as agreed by the Parties.
(g)
Scope of Authority. The scope of authority of the Steering Committee shall be limited to that expressly set out in this Agreement. Notwithstanding anything to the contrary in this Agreement, the Steering Committee shall not have the authority to amend, waive or modify this Agreement or any Contract Supplement. If a decision of the Steering Committee has the effect of changing or adding to the terms and conditions of this Agreement or any Contract Supplement, then no such changes or additions shall be valid or effective, except as permitted pursuant to Section 14.3 (Amendments and Waivers).

ARTICLE VIII

INTELLECTUAL PROPERTY

Section 8.1
IP Ownership. All Intellectual Property owned by Corteva or its Affiliates relating to the Subject Products (including, for clarity, any Trademarks owned by Corteva or its Affiliates and licensed to Vylor pursuant to the terms of Exhibit A) shall remain the sole property of Corteva or its Affiliates, as applicable. Except as expressly set forth herein, no right, title or interest in or license to or under any Intellectual Property of Corteva or Vylor or their respective Affiliates is granted, conveyed, or implied to the respective other Party or its Affiliates. Unless otherwise stated herein, all right, title and interest in, to and under any discoveries, inventions and improvements conceived or reduced to practice by a Party or its Affiliates in the course of performing rights and obligations in accordance with the terms and conditions of this Agreement and the applicable Contract Supplement shall belong solely to the inventing Party. Inventorship shall be determined in accordance with U.S. Patent Law. To the extent that either Party or any of its Affiliates is finally determined by a court of competent jurisdiction or agreed by the Parties in writing to have obtained ownership of any right, title or interest in, to or under any Intellectual Property that, under this Section 8.1, should be owned by the other Party or its Affiliates, such Party, on behalf of itself and its Affiliates, hereby assigns, and shall cause its Affiliates to assign, to the other Party or the other Party’s designated Affiliate all such right, title and interest as is necessary to give effect to the ownership allocation set forth in this Section 8.1. Each Party shall, at the other Party’s reasonable request and expense, assist the other Party in obtaining and enforcing the Intellectual Property as allocated hereunder anywhere in the Territory.

Section 8.2
License to Corteva Intellectual Property. Corteva, on behalf of itself and its Affiliates, hereby grants, and Corteva shall cause its Affiliates to grant, to Vylor and its Affiliates, and Vylor, on behalf of itself and its Affiliates, hereby accepts, and Vylor shall cause its Affiliates to accept, from Corteva, a royalty-free, non-exclusive, non-sublicensable (except to the extent provided in Section 8.3), non-transferable (except as provided in Section 0) license in, to and under all Intellectual Property (excluding IT Assets (as defined in the Separation Agreement) and Trademarks), solely to the extent Controlled by Corteva or any of its Affiliates, that is necessary for (i) Vylor’s use of the Subject Products as a Seed Treatment on Vylor Seeds and (ii) Vylor’s use, sale, offer for sale, import, export, marketing, promotion and distribution of Vylor Seeds treated with the Subject Products or (iii) any other purpose as mutually agreed by the Parties, in case of each of the foregoing clauses (i), (ii) and (iii), solely in the Subject Territory in accordance with all applicable Subject Product labels and the terms and conditions of this Agreement and any applicable Contract Supplements. For clarity, the license granted herein does not include: (a) any Corteva Intellectual Property related to formulation technology, delivery systems, manufacturing processes, or know-how except to the extent embodied in the Subject Products as supplied by Corteva and reasonably necessary for Vylor to practice its rights to Subject Products under this Agreement; (b) any right to make improvements, modifications, or derivatives of the Subject Products or Corteva Intellectual Property except to the extent expressly permitted under Section 8.4; (c) any right to manufacture, formulate, or otherwise create any products competitive with Subject Products; or (d) any right to use the Subject Products or any Corteva Intellectual Property outside the scope expressly set forth in this Section 8.2.
Section 8.3
Sublicenses. Vylor and its Affiliates may sublicense the licenses and rights granted to Vylor and its Affiliates under Section 8.2 through multiple tiers to (i) Third-Party service providers in the ordinary course of business for the benefit of Vylor or its Affiliates (and not for the independent use of such licenses and rights by or for the benefit of such Third-Party service providers) and (ii) Downstream Treaters receiving Subject Products from Vylor or its Affiliates in accordance with Section 5.5(a), for such Downstream Treaters to use such Subject Products as a Seed Treatment on Vylor Seeds in the applicable Subject Territory in accordance with any applicable Subject Product labels (such Third Party, in each of clauses (i) and (ii), a “Sublicensee”). Any sublicense to a Third-Party service provider pursuant to clause (i) shall be granted pursuant to a written agreement containing terms consistent with, and not broader than, the rights granted under this Agreement and any applicable Contract Supplements. Any sublicense to a Downstream Treaters pursuant to clause (ii) shall be limited solely to such Downstream Treaters’ use of the applicable Subject Products as a Seed Treatment on Vylor Seeds in the Territory. For clarity, granting a sublicense shall not relieve Vylor or its Affiliates of any obligations hereunder and Vylor or its Affiliate, as applicable, shall cause each of its Sublicensees to comply, and shall remain responsible for its Sublicensees’ compliance, with the terms hereof applicable to Vylor or its Affiliate, as applicable.
Section 8.4
No Reverse Engineering. No right is granted to Vylor or any of its Affiliates under this Agreement or any Contract Supplement to, and Vylor and its Affiliates shall not, make, Reverse Engineer or Modify the Subject Products using any Intellectual Property or Confidential Information of Corteva or its Affiliates with respect to any Subject Products supplied by Corteva or its Affiliates under this Agreement or any Contract Supplement, except that Vylor and its Affiliates may perform Seed and crop safety testing and compatibility and comparative testing with Vylor’s other commercial Seed Treatment Products, and future product options as necessary for application of the Subject Products as Seed Treatment on Vylor Seeds. Vylor and its Affiliates shall use the Subject Products in accordance with the applicable label at all times. Corteva represents and warrants that the limitations in this Section 8.4 are not materially more restrictive as compared to the restrictions on use applicable to Corteva’s other customers of Seed Treatment Products. For clarity, this Section 8.4 does not restrict Vylor from independently (or with a Third Party) developing or making an off-patent compound without use of any Intellectual Property or Confidential Information of Corteva or its Affiliates.
Section 8.5
Reservation of Rights. Except as expressly provided in the Separation Agreement or any Ancillary Agreement (as defined in the Separation Agreement) (including this Agreement), each Party reserves all of its and its Affiliates’ rights (including rights in, to and under Intellectual Property) not expressly licensed or otherwise granted hereunder. Without limiting the foregoing, this Agreement and the licenses and rights granted herein do not, and shall not be construed to, confer any rights upon either Party or its Affiliates or Sublicensees by implication, estoppel or otherwise as to any of the other Party’s or its Affiliates’ other Intellectual Property.
Section 8.6
Trademark Matters.
(a)
Trademark License Terms. The Parties acknowledge and agree that all licenses, rights and obligations with respect to any Trademarks owned, Controlled or licensed by Corteva, Vylor or any of their respective Affiliates, including any rights to use the Licensed Marks (in each case, as such terms are defined in Exhibit A), shall be governed exclusively by the trademark license terms set forth in Exhibit A (the “Trademark License Terms”), unless expressly set forth herein.
(b)
Name Change. Subject to the Trademark License Terms, with respect to any products bearing the “[***]” and “[***]” Trademarks included in the Licensed Marks, Corteva shall not change, replace, or modify the name of such products without Vylor’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.
(c)
No Other Trademark Rights. Except as expressly set forth in Section 8.7(b) of Exhibit A, neither this Agreement nor any Contract Supplement grants, transfers or conveys, by implication, estoppel or otherwise, any right, title or interest in or to any Trademark of either Party or any of its Affiliates.
(d)
Conflicts. Notwithstanding anything to the contrary in this Agreement, in the event of any conflict or inconsistency between this Agreement or any Contract Supplement, on the one hand, and Exhibit A, on the other hand, Exhibit A shall control with respect to Trademarks.
Section 8.7
SAT Data Sharing. The Parties acknowledge and agree that all rights and limitations with respect to the transfer and use of SAT Data (as defined in Exhibit C) shall be governed exclusively by the terms set forth in Exhibit C (SAT Data Sharing and Use Restrictions). Except as expressly set forth in this Article VIII, Exhibit A or Exhibit C, neither this Agreement nor any transfer, access, use or other data sharing activity under this Agreement grants either Party any ownership interest in, or license or other right under, the other Party’s Intellectual Property or Confidential Information.

ARTICLE IX

TERM AND TERMINATION

Section 9.1
Term.
(a)
This Agreement shall commence on the Effective Date and shall continue until the later of (i) March 31, 2031; and (ii) the date on which all Contract Supplements have expired or been terminated in accordance with the terms of this Agreement (the “Term”), unless terminated earlier in accordance with Section 9.2.
(b)
The initial term of each Contract Supplement for Current Portfolio Products shall commence on the Effective Date and shall continue until March 31, 2031 (the “Current Portfolio Contract Supplement Initial Term”). Thereafter, unless terminated earlier in accordance with Section 9.2, each such Contract Supplement shall automatically extend for additional two (2)- year terms (each a “Current Portfolio Product Renewal Term”) unless a Party provides at least eighteen (18) months written notice prior to the expiration of the Current Portfolio Contract Supplement Initial Term or twelve (12) months written notice prior to the expiration of any Current Portfolio Product Renewal Term.
(c)
The obligations of the Parties with respect to each Current Direct Product shall commence on the Effective Date and shall continue until March 31, 2031.
(d)
The initial term of each Contract Supplement for any Near-Term Product shall commence on the Initial Commercialization Date and shall continue until the expiration of the fifth (5th) Commercialization Year (the “Near-Term Product Contract Supplement Initial Term”); unless otherwise modified in accordance with Section 4.3(b) and Section 4.3(c). Thereafter, unless terminated earlier in accordance with Section 9.2, each such Contract Supplement for any Near-Term Product shall automatically extend for additional two (2)-year terms (each a “Near-Term Product Renewal Term”) unless a Party provides at least eighteen (18) months written notice prior to the expiration of the Near-Term Product Contract Supplement Initial Term or twelve (12) months written notice prior to the expiration of any Near-Term Product Renewal Term.
(e)
All other Contract Supplements shall have the terms set forth therein; provided, however, that the any initial term shall not be deemed a “Contract Supplement Initial Term” for purposes of this Agreement unless explicitly agreed by the Parties with respect to such designation and memorialized in such Contract Supplement.
(f)
A Contract Supplement may be terminated independently in accordance with its terms, without affecting the validity or enforceability of this Agreement or any other Contract Supplement. In the event of termination of a Contract Supplement, Corteva and Vylor shall continue to observe the provisions of this Agreement and other Contract Supplements that remain in effect. The termination of this Agreement pursuant to Section 9.2 shall not affect the Parties’ rights or obligations under this Agreement with respect to any Contract Supplement.

Section 9.2
Termination.
(a)
Termination for Breach. If any Party materially breaches or defaults in the performance of any of its obligations under this Agreement, the non-breaching Party may terminate this Agreement; provided that to the extent a Supply Shortage or Force Majeure Event constituted or caused a material breach or default of this Agreement or any Contract Supplement, any such termination right shall be limited to the termination right set forth in Section 5.12(d) and Section 10.4, respectively; provided, further that if any such breach or default relates any Subject Product, any such termination shall be limited to the Contract Supplement relating to such Subject Product; provided, further, that (i) the non-breaching Party shall have delivered written notice of such breach to the breaching Party, (ii) the periods for resolution of any Dispute relating to such breach set forth in Section 14.4 (Governing Law; Dispute Resolution) shall have expired and (iii) such breach shall not have been cured within sixty (60) calendar days following the end of such periods.
(b)
Termination for Insolvency Event. Notwithstanding anything to the contrary contained herein, if a Party (i) files for bankruptcy, (ii) becomes or is declared insolvent, or is the subject of any proceedings (not dismissed, stayed or vacated within sixty (60) calendar days) related to its liquidation, insolvency or the appointment of a receiver or similar officer, (iii) enters into any reorganization, composition or arrangement with its creditors (other than relating to a solvent restructuring), (iv) makes an assignment for the benefit of all or substantially all of its creditors, (v) takes any corporate action for its winding-up, dissolution, liquidation or administration (other than for the purpose of or in connection with any solvent amalgamation or reconstruction) or (vi) enters into an agreement for the extension or readjustment of substantially all of its obligations or if it suffers any foreign equivalent of the foregoing, then Corteva (in the case of Vylor) or Vylor (in the case of Corteva) may, without prejudice to its other rights hereunder, terminate this Agreement forthwith by written notice. Without limiting the foregoing, Corteva (in the case of Vylor) or Vylor (in the case of Corteva) may, without prejudice to its other rights hereunder, terminate this Agreement forthwith by written notice upon the occurrence of a default or an event which, with the giving of notice or passage of time, or both, would result in an event of default with respect to any outstanding indebtedness of Vylor or Corteva, respectively, or any of its Affiliates.
(c)
Termination for Change of Control. In addition to a Party’s right to terminate this Agreement as set forth above, in the event a Party (the “Acquired Party”) undergoes a Change of Control, transfers or assigns, or attempts to transfer or assign, this Agreement, any Contract Supplement, or any rights, interests or obligations hereunder in breach of Section 14.2 or consummates a Business Sale (each a “Change of Control Event”), the other Party (“Non-Acquired Party”) may terminate this Agreement, in whole but not in part. If the Acquired Party or any of its Affiliates (i) enters into a definitive written agreement that, if consummated, could reasonably be expected to result in a Change of Control of the Acquired Party or any of its Affiliates to which this Agreement (including any rights and obligations hereunder) has been assigned, in whole or in part, or (ii) publicly announces a Change of Control (whether pending, expected or otherwise) with respect to the Acquired Party or any of its Affiliates to which this Agreement (including any rights or obligations hereunder) has been assigned, in whole or in part, then the Acquired Party shall provide written notice to the Non-Acquired Party promptly (and in any event within [***] Business Days) following the earlier of the execution of such definitive written agreement or the first of any such public announcement. Such notice shall describe in reasonable detail the nature of the transaction and the identity of the acquirer. Further, the Acquired Party shall provide written notice to the Non-Acquired Party promptly (and in any event within [***] Business Days) following the completion of such Change of Control Event. If the Non-Acquired Party desires to terminate this Agreement pursuant to this Section 9.2(c), it shall provide written notice of such termination to the Acquired Party no later than the date that is [***] calendar days following the later of (x) the occurrence of such Change of Control Event of (y) the Non-Acquired Party’s receipt of the notice thereof from the Acquired Party. Such termination shall take effect immediately upon the Acquired Party’s receipt of notice.
(d)
Termination of Contract Supplements. If any Contract Supplement is entered into by, or assigned to, an Affiliate of a Party and such Affiliate subsequently ceases to be an Affiliate of such Party, the other Party may terminate such Contract Supplement solely with respect to such Party that is no longer an Affiliate of a Party to this Agreement upon ninety (90) days written notice (i.e. if a Contract Supplement is entered into by multiple Affiliates of a Party, such Contract Supplement may only be terminated with respect to the Person that is no longer an Affiliate).
(e)
Trademark License Terms. Notwithstanding anything herein to the contrary, Exhibit A and the licenses, rights and obligations thereunder may not be terminated independently of this Agreement and, in the event that this Agreement is terminated in its entirety, all such licenses, rights and obligations set forth therein shall terminate concurrently therewith.
Section 9.3
Effect of Termination. Subject to Section 9.2(c) and Section 14.11, in the event of any termination of this Agreement, any Contract Supplement or any obligations hereunder, this Agreement (including, for clarity, Exhibit A with respect to Trademarks), any such Contract Supplement or any such obligation hereunder shall thereupon become null and void and of no further force and effect; provided that each Party shall remain liable for all of its obligations and liabilities that accrued hereunder prior to the effective date of such termination, including (i) except to the extent this Agreement is terminated pursuant to Section 9.2(a) or Section 9.2(b), all obligations set forth in Article II with respect to any Binding Forecast provided prior to such termination in accordance with the terms of this Agreement and the applicable Contract Supplement; and (ii) all obligations of Vylor to pay any amount accrued and payable to Corteva hereunder. In the event of any termination of this Agreement, any Contract Supplement or any obligations hereunder, such termination shall not in any event entitle Vylor or its Affiliates or any Third-Party to access or use any of Corteva’s or its Affiliates’ Intellectual Property owned, licensed or sublicensed by Corteva or its Affiliates to Vylor or its Affiliates under this Agreement for the performance of the terminated Agreement, Contract Supplement or obligations hereunder, nor shall it entitle Vylor or its Affiliates, or require Vylor or its Affiliates, to disclose any Confidential Information (as defined in the Umbrella Secrecy Agreement) or other Intellectual Property of Corteva or its Affiliates to any Third Parties.

Section 9.4
Sell-Off Right. Upon the termination or expiration of this Agreement and/or any Contract Supplement, Vylor shall have the right to (i) use or (ii) sell to or otherwise distribute to Downstream Treaters (but not to any Third Parties) any remaining inventories of the applicable Subject Product in its possession at the effective date of such termination or expiration for a period of [***] therefrom; provided that Vylor’s use, sale or other distribution of such remaining Subject Product shall be in accordance with the terms of this Agreement and any applicable Contract Supplement (including applicable stewardship requirements and use restrictions). Thereafter, unless otherwise agreed to in writing by Corteva, any such remaining Subject Product (other than treated Vylor Seeds) shall be destroyed by Vylor at Vylor’s expense. Such destruction shall be certified by Vylor in writing to Corteva. Notwithstanding the foregoing, after termination of this Agreement or the applicable Contract Supplement, Vylor shall have the right to continue to sell or otherwise distribute any Vylor Seeds treated with Subject Product purchased in accordance with the terms of this Agreement and remaining in Vylor’s inventory, subject to complying with applicable Law and quality control requirements applicable to such treated Vylor Seeds.

ARTICLE X

FORCE MAJEURE

Section 10.1
Relief. The Parties shall be relieved of their respective obligations hereunder (other than any payment obligations, but provided that Vylor shall be relieved, in full or in part, from any payment for Subject Products not delivered, in full or in part, during a Force Majeure Event), if and to the extent that any Force Majeure Event hinders, limits or makes impracticable the performance by any Party of any of its obligations hereunder. Time limits shall be extended as necessary, but no longer than the duration of the Force Majeure Event. For clarity, Vylor’s obligations under Section 2.1, Section 2.3, Section 2.5, Section 5.4 and Section 5.13(b)(i) shall be suspended with respect to the Affected Product, solely to the extent of such shortfall of such Affected Product in accordance with Section 5.12(b).
Section 10.2
Notice. The Party hindered or whose performance is otherwise affected by a Force Majeure Event shall (i) promptly notify the other Party in writing after first becoming aware of the Force Majeure Event, describing its nature, expected duration and impact on performance, (ii) use commercially reasonable efforts to remove or otherwise address the impediment to action as soon as practicable and (iii) promptly notify the other in writing Party after becoming aware of the cessation of the Force Majeure Event.
Section 10.3
Allocation During Shortage. If, as a result of a Force Majeure Event, Corteva’s and its Affiliates’ supply of any Subject Product shall be reduced, (i) volume requirements and any exclusive sourcing obligations shall be suspended for the duration of such Force Majeure Event and (ii) Corteva may allocate the available supply of the Affected Product among its own needs and those of Vylor and Corteva’s other customers; provided, however, that under no circumstances shall the quantities made available to Vylor be reduced by more than the proportionally smallest reduction made to Corteva’s own requirements or any other customer, except to the limited extent required due to approved source restrictions.

Section 10.4
Termination for Prolonged Force Majeure. If a Force Majeure Event continues for more than [***] consecutive calendar days and results in a shortfall of more than [***] percent ([***] %) by Subject Product of the forecast volumes within such period, the non-invoking Party may terminate the Parties’ respective obligations with respect to any Affected Product by providing written notice to the invoking Party; provided, however, that Vylor may not terminate its obligation to purchase any Third Party Product with respect to which a Binding Forecast has already been provided to the extent Corteva remains contractually obligated to purchase such Third Party Product following the resolution of the applicable Force Majeure Event.

ARTICLE XI

REPRESENTATIONS AND WARRANTIES

Section 11.1
Mutual Representations and Warranties. Each Party represents, warrants and covenants to the other Party that:
(a)
it (i) is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware; (ii) has the power and authority to own, lease and operate its properties and carry on its business as now conducted and (iii) is duly qualified, licensed to do business and in good standing as a corporation in each jurisdiction where the failure to be so qualified or licensed could reasonably be expected to have a material adverse effect on its business;
(b)
the execution, delivery and performance by it of this Agreement (i) are within the power of such Party and (ii) have been duly authorized by all necessary actions on the part of such Party and (iii) constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms;
(c)
the execution and delivery by such Party of this Agreement are made legally by such Party and the grant of rights and performance and consummation of the transactions contemplated thereby do not (i) violate such Party’s charter documents or any material judgment, order, writ, decree, statute, rule or regulation applicable to such Party or (ii) conflict with any contractual obligation of such Party or its Affiliates; and
(d)
it is legally entitled to, and does so, bind its Affiliates participating under this Agreement to this Agreement, it is legally entitled to act on behalf of its Affiliates participating under this Agreement, and the Affiliates participating under this Agreement will not take any action or refrain from taking any action that would, if taken or refrained by such Party, breach this Agreement.
Section 11.2
Corteva Representations and Warranties. Except to the limited extent otherwise provided in the applicable Contract Supplement with respect to a Subject Product, Corteva represents, warrants and covenants to Vylor that:
(a)
Corteva has good title to the Subject Products at the date of delivery to Vylor;

(b)
Corteva has the necessary Intellectual Property rights to grant Vylor the licenses extended under Article VIII of this Agreement, free and clear of all liens, charges, security interests and encumbrances;
(c)
to Corteva’s knowledge as of the date hereof and the date any Contract Supplement is signed, and without any obligation on Corteva to conduct any Intellectual Property search or clearance, Corteva is not aware of any Third-Party Intellectual Property that would limit the sale of the applicable Subject Products by Corteva to Vylor or its Affiliates for Seed Treatment uses in the Territory in accordance with all applicable Subject Product labels and the terms and conditions of this Agreement and any applicable Contract Supplements, but specifically excluding any combinations or mixtures Vylor, its Affiliates or their respective Sublicensees may make with the Subject Products and other actives, additives, adjuvants, polymers, seeds or traits;
(d)
the Subject Products meet the Specifications in all material respects at the date of delivery to Vylor; and
(e)
the Subject Products at the date of delivery to Vylor are not contaminated by any impurity when delivered (other than as set forth in the Specifications or as permitted in the respective Registration or within approved tolerances and in accordance with governmental regulations and guidelines in effect in the applicable Subject Territory) at levels that would adversely impact seed, human or environmental safety.
Section 11.3
Vylor Representations and Warranties. Vylor represents, warrants and covenants to Corteva that:
(a)
except as set forth in Section 5.5 or in a Contract Supplement, Subject Products shall only be applied as Seed Treatment by Vylor and/or its Affiliates on the Subject Crop Vylor Seed in accordance with the applicable Subject Product label in the Subject Territory and the terms and conditions of this Agreement and any Contract Supplement;
(b)
Vylor shall comply with all applicable Laws in its use, marketing, promotion, distribution and sale of Subject Products and Vylor Seeds treated with Subject Products; and
(c)
to the extent Distribution Rights have been granted, Vylor shall contractually obligate its Downstream Treaters (or other Third Parties approved in writing by Corteva) to only apply the Subject Products on Subject Crops in the Subject Territory as a Seed Treatment in accordance with the directions for use contained on the label for the Subject Product;
(d)
if any Contract Supplement is entered into by an Affiliate of Vylor, such Affiliate shall be directly engaged in the business to which such Contract Supplement relates (or if such Affiliate is not directly engaged such business, Vylor shall make proper provisions in a Business Sale so the obligations of such Affiliate are assumed by the applicable successor, assign or transferee in accordance with Section 0).

Section 11.4
Disclaimer. EXCEPT AS SPECIFICALLY STATED IN SECTION 11.1, SECTION 11.2 OR SECTION 11.3, NEITHER PARTY MAKES ANY WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, BY FACT OR LAW, CONCERNING THE SUBJECT PRODUCTS OR SEED TREATED PRODUCTS, OR THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE THEREOF OR FOR ANY PURPOSE, INCLUDING THE SUBJECT PRODUCTS’ PERFORMANCE IN ANY COMMERCIAL APPLICATION IN COMBINATION WITH OTHER PRODUCTS, OR THAT MAKING OR USING ANY SUCH COMBINATION IN A COMMERCIAL APPLICATION OR THE APPLICATION OF SUBJECT PRODUCTS TO ANY SPECIFIC SEED OR TRAIT WITHIN THE SEED, WILL BE FREE OF INFRINGEMENT, MISAPPROPRIATION OR OTHER VIOLATION OF ANY THIRD-PARTY INTELLECTUAL PROPERTY RIGHTS.

ARTICLE XII

REMEDIES; LIMITATION OF LIABILITY AND INDEMNIFICATION

Section 12.1
Remedies.
(a)
In the event that any portion of the shipment of Subject Product received by Vylor and/or its Affiliates (or, to the extent Distribution Rights have been granted, any customer of Vylor and/or its Affiliates) is in breach of the representations and warranties in Section 11.2(d) or Section 11.2(e), Vylor may reject such non-conforming Subject Product shipment by giving written notice to Corteva within the later of: (i) thirty (30) calendar days after receipt of such Subject Product for any apparent defects or (ii) thirty (30) calendar days after discovery of any latent defects in the Subject Product, but in no event later than twenty-four (24) months from the date of receipt by Vylor and/or its Affiliates of such Subject Product, clearly indicating the manner in which such Subject Product is in breach of the representations and warranties in Section 11.2(d) or Section 11.2(e).
(b)
In the event Corteva does not agree that any such Subject Product is in breach of a representation and warranty in Section 11.2(d) or Section 11.2(e) and the Parties do not reach agreement with respect to such Subject Product, Corteva will submit the question of whether such Subject Product is in breach of the representations and warranties in Section 11.2(d) or Section 11.2(e) to an independent laboratory selected by Corteva and approved by Vylor for determination. The findings of such laboratory shall be binding upon the Parties, and the cost of such determination shall be paid by the Party in error. Pending resolution of such dispute, Corteva shall not be obligated to pay any invoice for any Subject Product subject to such dispute. Upon resolution of any such dispute in favor of Corteva, Vylor shall pay the invoice amount due within thirty (30) Business Days after such resolution.
(c)
In the event that any Subject Product is the subject of any: (i) claim of breach of a representation, warranty or covenant in Section 11.2(d) or Section 11.2(e); (ii) recall; (iii) claim or a suspension or cancellation of the Registration for such Subject Product in the Subject Territory or any political subdivision thereof by a Governmental Entity; or (iv) order, injunction or decree issued by any Governmental Entity of competent jurisdiction, or other legal restraint or prohibition, which restrains or prohibits Vylor’s promotion, marketing, use, sale, offer for sale, import, export or distribution of such Subject Product or Seed treated with such Subject

Product as otherwise permitted under this Agreement or any Contract Supplement (the foregoing clauses (i) through (iv), collectively, “Product Non-Conformity”), then, other than indemnification pursuant to Section 12.3(a) with respect to Actions by Third Parties, Vylor’s or its Affiliates’ exclusive remedies against Corteva and its Affiliates, and Corteva’s and its Affiliates’ exclusive liabilities to Vylor and its Affiliates, for any and all Indemnifiable Losses arising out of, relating to or alleged to arise out of or relate to such Product Non-Conformity shall be limited to, at Corteva’s election, for the quantity of such Subject Product that is the subject of Vylor’s claim, either (x) replacement of the quantity of such Subject Product that is the subject of Vylor’s claim or (y) the purchase price for the quantity of such Subject Product that is the subject of Vylor’s claim.
Section 12.2
Limitation on Liability. In no event shall any Party or any of its Affiliates have any liability under this Agreement for indirect, incidental, multiplier, exemplary, special, punitive, consequential or lost profits damages constituting indirect damages or for prejudgment interest, except to the extent any such damages are payable to a claimant in a Third-Party claim. For the avoidance of doubt, nothing herein shall be construed to limit a Party’s recovery of lost profits to the extent such lost profits constitute direct damages arising from any breach of this Agreement or any Contract Supplement. With respect to any liabilities arising under this Agreement, each Party agrees that it shall only seek to recover for such liabilities from the other Party, and each Party hereby waives the right to seek recovery for such liabilities from or equitable remedies against any Affiliate of the other Party or any director, officer or employee of the other Party or its Affiliates. The maximum liability under this Agreement for each Party to the other Party with respect to each Subject Product shall be the aggregate purchase price payable under this Agreement with respect to such Subject Product during the twelve (12) months preceding the date the liability first arose, except (i) in the case of any Third-Party Product, the maximum liability of Corteva to Vylor shall be the aggregate amount actually recovered from the applicable Third Party supplier and (ii) in the case of Willful Misconduct, gross negligence or a breach of Section 2.3(b), Section 2.5, Section 5.4, Section 5.13 or Article XIII.
Section 12.3
Indemnification.
(a)
Corteva Indemnification. Subject to Exhibit A with respect to any liabilities arising out of or relating to Trademarks and subject to the applicable limitations set forth in Section 12.1(c) and Section 12.2, Corteva shall indemnify, defend and hold harmless Vylor and its Affiliates and their respective directors, officers, employees, agents, consultants, representatives and counsel, and the successors and assigns of the foregoing (collectively, the “Vylor Indemnitees”) from and against any and all Indemnifiable Losses, which may be imposed upon or incurred by any such Vylor Indemnitee arising out of, relating to or alleged to arise out of or relate to (i) the breach of any term or provision of this Agreement by Corteva (including by way of an act or omission by an Affiliate of Corteva or any other representative or third party working on Corteva or its Affiliates’ behalf under this Agreement), (ii) any gross negligence or Willful Misconduct of Corteva or its Affiliates in connection with the activities contemplated by this Agreement or (iii) actual or alleged Intellectual Property infringement Actions arising solely out of Vylor’s, its Affiliates’ or their respective Sublicensees’ use, offer for sale, sale, import, export, marketing, promotion and distribution of the Subject Products, in each case, solely for Seed Treatment uses in the applicable Subject Territory in accordance with all applicable Subject Product labels and the terms and conditions of this Agreement and all applicable Contract

Supplements (but specifically excluding any Intellectual Property infringement Actions indemnifiable by Vylor pursuant to Section 12.3(b), in the case of each of the foregoing clauses (i) through (iii), except to the extent any such Indemnifiable Losses arise out of any Vylor Indemnitee’s gross negligence, Willful Misconduct or material breach of this Agreement.
(b)
Vylor Indemnification. Subject to Exhibit A with respect to any liabilities arising out of or relating to Trademarks and subject to the limitations set forth in Section 12.2, Vylor shall indemnify, defend and hold harmless Corteva and its Affiliates and their respective directors, officers, employees, agents, consultants, representatives and counsel, and the successors and assigns of the foregoing (collectively, the “Corteva Indemnitees”) from and against any and all Indemnifiable Losses, which may be imposed upon or incurred by any such Corteva Indemnitee arising out of, relating to or alleged to arise out of or relate to (i) breach of any term or provision of this Agreement by Vylor (including by way of an act or omission by an Affiliate of Vylor or any other representative or third party working on Vylor or its Affiliates’ behalf under this Agreement), (ii) any gross negligence or Willful Misconduct of Vylor or its Affiliates in connection with the activities contemplated by this Agreement or (iii) actual or alleged Intellectual Property infringement Actions based on (A) combinations or mixtures Vylor, its Affiliates or their respective Sublicensees may make with the Subject Products and other actives, additives, adjuvants, polymers, seeds or traits (solely to the extent such infringement Actions are arising out of the combinations or mixtures and not from the Subject Products); or (B) Vylor’s, its Affiliates’ or their respective Sublicensees’ use, offer for sale, sale, import, export, marketing, promotion and distribution of the Subject Products (1) for a purpose other than as a Seed Treatment on the applicable Subject Product Vylor Seeds; (2) for Seed Treatment uses other than in the applicable Subject Territory; or (3) for Seed Treatment uses not in accordance with all applicable Subject Product labels and the terms and conditions of this Agreement and all applicable Contract Supplements, in the case of each of the foregoing clauses (i) through (iii), except to the extent any such Indemnifiable Losses arise out of any Corteva Indemnitee’s gross negligence, Willful Misconduct or material breach of this Agreement.
(c)
Unless otherwise provided in the applicable Contract Supplement, the Party seeking indemnity shall reasonably and promptly after receipt thereof notify the other Party in writing of any Action for which indemnity is claimed. The indemnifying Party may, at its discretion, conduct in the name of the indemnified Party the negotiations, handling, defense and settlement, if any, of all such Actions, but shall keep the indemnified Party informed of the progress thereof and shall consult the indemnified Party regularly thereon; provided, however, that the indemnifying Party shall not be entitled to conduct any such matters to the extent any such Action (i) is an allegation of a criminal violation, (ii) seeks injunctive, equitable or other relief other than monetary damages against the indemnified Party (provided that the indemnified Party shall reasonably cooperate with the indemnifying Party, at the request of the indemnifying Party, in seeking to separate any such claims from any related claim for monetary damages if this clause (ii) is the sole reason that the indemnifying Party shall not be entitled to conduct any such matters) or (iii) is made by a Governmental Entity. The indemnified Party shall cooperate with the indemnifying Party in the defense, conduct, prosecution or termination of the cause of action, including furnishing of information and assistance from employees, at the indemnifying Party’s request and at no expense to the indemnifying Party, except for the reasonable out-of-pocket fees, costs, and expenses incurred by the indemnified Party. The indemnified Party may have its own counsel present at its own expense and shall be entitled to participate in the defense of any such

Action by a Third Party. Any final settlement of such matters shall require the prior written consent of the indemnified Party, which consent shall not be unreasonably withheld. The indemnified Party shall not be entitled to call upon the indemnifying Party for indemnification hereunder unless the above procedures are observed.
(d)
All reasonable costs and expenses, including the fees of attorneys and other professionals incurred by a Party in enforcing the indemnity provisions of this Agreement and/or any Contract Supplement shall be reimbursed by the indemnifying Party.
(e)
Any Corteva Indemnitee or Vylor Indemnitee shall take all commercially reasonable steps to mitigate damages in respect of any Indemnifiable Losses for which it is seeking indemnification pursuant to this Agreement and shall use all commercially reasonable efforts to avoid any costs or expenses associated with such Indemnifiable Losses and, if such costs and expenses cannot be avoided, to minimize the amount thereof.
(f)
In the event any Vylor Indemnitee is seeking indemnity for a Third-Party Product, Corteva agrees to use reasonable best efforts to enforce its rights vis-à-vis such Third-Party supplier for such Third-Party Product and pursue such claims on behalf of Vylor or to the extent permitted, assign its rights to pursue a claim against such Third Party supplier to Vylor.
Section 12.4
Exclusivity of Claims. No claim may be brought under this Agreement related to any cause of action under the Separation Agreement or any other Ancillary Agreement. Any claims brought under this Agreement must be based solely on the provisions of this Agreement (including the Exhibits hereto). Except for actions for injunctive relief or specific performance, this Article XII provides the exclusive means by which either Party may assert and remedy claims and Section 14.4 (Governing Law; Dispute Resolution) provides the exclusive means by which any Party may bring actions against the other Party with respect to any controversy, dispute or Action arising out of, in connection with or in relation to this Agreement.

ARTICLE XIII

CONFIDENTIALITY

Section 13.1
Confidentiality. The Parties acknowledge and agree that each Party may disclose the terms of this Agreement that are made public, or required to be made public, pursuant to the disclosure requirements of the U.S. Securities and Exchange Commission. Without limiting the foregoing, the Umbrella Secrecy Agreement attached hereto as Exhibit B is hereby incorporated into this Agreement and shall apply to the transactions contemplated by this Agreement, mutatis mutandis.
Section 13.2
General Principles. The firewall requirements set forth in this Section 13.3 and Section 13.4 shall be implemented by the Parties in addition to and not in place of (i) all applicable requirements and obligations under applicable Law, including antitrust law, relating to the exchange of information between Corteva and Vylor and their respective Affiliates; and (ii) any confidentiality and/or non-use undertakings in this Agreement, including Section 13.1.

Section 13.3
Firewall Requirements.
(a)
Each Party shall independently implement and strictly adhere to its own policies and procedures, which ensure commercially sensitive Confidential Information provided by the other Party, including: commercial conditions (e.g., prices and rebates); production and order information (e.g., forecasts, volumes, inventory levels, and timelines); development and commercialization strategies; existence, composition and properties of any non-commercially available Seed Treatment Products; laboratory and field trial results; and know-how is maintained in confidence, only used for agreed purposes for which such Confidential Information was provided, and distributed to its employees on a strict need-to-know basis related to such purposes.
(b)
Without limiting the foregoing, (i) Corteva shall ensure that any Confidential Information of Vylor (including forecast and order information related to the Subject Products received from Vylor) shall not be made available to any employee of Corteva and/or its Affiliates who are directly involved in the marketing and sales of Seeds for and/or on behalf of Corteva and/or its Affiliates (other than in connection with this Agreement); and (ii) Vylor shall ensure that any Confidential Information of Corteva (including pricing information related to the Subject Products) shall not be made available to any employee of Vylor and/or its Affiliates who are directly involved in the marketing and sales of Seed Treatment Products for and/or on behalf of Vylor and/or its Affiliates (other than in connection with this Agreement).
Section 13.4
Review of Firewall Requirements. The Steering Committee shall review on an annual basis the requirements of Section 13.3 as agreed between the Parties in this Agreement. If the Steering Committee decides that any revision to the requirements of Section 13.3 are required, such revised requirements shall be implemented by the Parties as of the date determined by the Steering Committee for such revision.

ARTICLE XIV

MISCELLANEOUS

Section 14.1
Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed to have been properly delivered, given and received, (a) on the date of transmission if sent via email (provided, however, that a Party may supplementally (and shall supplementally, if an automatic failure of delivery notice is received in response to the applicable email) deliver a notice by delivery in person or by national courier service)), (b) when delivered, if delivered personally to the intended recipient, and (c) one (1) Business Day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a Party at the address for such Party set forth on a schedule to be delivered by each Party to the address set forth below (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 14.1):

To Corteva:

9330 Zionsville Road Indianapolis, Indiana 46268
Attention:	[ ]
[ ]
Email:	[ ]
[ ]

with a copy (which shall not constitute notice) to:

[ ]
[ ]
Attention:	[ ]
Email:	[ ]

To Vylor:

7100 NW 62nd Avenue, PO Box 1000 Johnston, Iowa 50131
Attention:	[ ]
[ ]
Email:	[ ]
[ ]

with a copy (which shall not constitute notice) to:

[ ]
[ ]
Attention:	[ ]
Email:	[ ]

Section 14.2
Assignment. This Agreement and the licenses, rights and obligations hereunder (including with respect to Trademarks) may not be assigned by either Party hereto by operation of law or otherwise (including by merger, contribution, spin-off or otherwise) without the prior written consent of the other Party hereto (which consent may not be unreasonably withheld or delayed) and any attempted assignment shall be null and void; provided, however, that either Party hereto (the “Assigning Party”) may assign this Agreement (including its rights and obligations hereunder), in its entirety, without the prior written consent of the other Party hereto, to an Affiliate of the Assigning Party for so long as such assignee remains an Affiliate of the Assigning Party (and in the event an assignee is no longer an Affiliate, any rights and obligations transferred to the assignee shall automatically be transferred to the Assigning Party), provided that

Assigning Party unconditionally guarantees the full and timely performance of all obligations under this Agreement, including all indemnification obligations, as if they were the original party hereto. If Vylor or its Affiliates, successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its assets to which this Agreement and the applicable Contract Supplements relate to any other Person or engages in any similar transaction (a “Business Sale”), then in each such case, Vylor will cause proper provision to be made so that its successors and assigns or transferees, as applicable, will expressly assume the obligations set forth in this Agreement and any applicable Contract Supplement (or in the event such Business Sale is a transfer of all or substantially all of Vylor’s assets to which one or more Subject Products for one or more jurisdictions relate to, then Vylor will cause the proper provision to be made so that its successors and assigns or transferees, as applicable, will expressly assume the obligations set forth in this Agreement and any Contract Supplement for such Subject Product in the affected jurisdictions).
Section 14.3
Amendments and Waivers.
(a)
This Agreement may not be modified or amended except (i) by an agreement in writing specifically designated as an amendment hereto signed by each of the Parties or (ii) by a waiver in accordance with Section 14.3(b).
(b)
Either Party may (i) extend the time for the performance of any of the obligations or other acts of the other Party, (ii) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered by such other Party pursuant hereto or (iii) waive compliance with any of the agreements of the other Party or conditions to such Party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. Any waiver of any term or condition hereof shall not be construed as a waiver of any subsequent breach or as a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.
Section 14.4
Governing Law; Dispute Resolution.
(a)
This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.4.

(b)
Each Contract Supplement may specify the governing Law, including venue for any Disputes, that apply with respect to such Contract Supplement. Absent such specification, the terms of this Section 14.4 shall apply to each Contract Supplement, mutatis mutandis.
(c)
Negotiation; Arbitration. In the event of any controversy, dispute or Action between the Parties arising out of, in connection with or in relation to this Agreement (a “Dispute”), the Steering Committee shall meet (by telephone, video conference or in person) no later than five (5) Business Days after receipt of written notice by a Party of a request for resolution of such Dispute. The Steering Committee shall attempt to negotiate in good faith to resolve such Dispute. If the Steering Committee is unable to resolve in writing any such Dispute within ten (10) Business Days following such meeting (the “Steering Committee Period”), an executive officer of each Party shall meet (by telephone, video conference or in person) no later than ten (10) Business Days after the completion of the Steering Committee Period. Such executive officers shall attempt to negotiate in good faith to resolve such Dispute. If such executive officers are unable to resolve in writing any such Dispute within ten (10) Business Days following such meeting, such Dispute shall be submitted, at the request of any Party, to final and binding arbitration administered by the American Arbitration Association (the “AAA”) in accordance with its International Arbitration Rules then in effect (the “Rules”), except as modified herein.
(i)
The arbitration shall be conducted by a three-member arbitral tribunal (the “Arbitral Tribunal”). The claimant or claimants, collectively, shall appoint one arbitrator in the notice of arbitration and the respondent or respondents, collectively, shall appoint one arbitrator within fourteen (14) days after the appointment of the first arbitrator. The third arbitrator, who shall serve as chair of the Arbitral Tribunal, shall be jointly appointed by the two party-nominated arbitrators, in consultation with the Parties, within twenty-one (21) days of the appointment of the second arbitrator. Any arbitrator not timely appointed shall be appointed by the AAA according to its Rules, unless otherwise agreed in writing.
(ii)
In resolving any Dispute to the extent it involves contractual issues under this Agreement, the arbitrators shall apply the governing law specified herein.
(iii)
Arbitration under this Section 14.4(c) shall be the sole and exclusive remedy for any Dispute, and any award rendered by the arbitrators shall be final and binding on the Parties and judgment thereupon may be entered in any court of competent jurisdiction having jurisdiction thereof, including any court having jurisdiction over the relevant Party or its assets.
(iv)
The Arbitral Tribunal shall be entitled, if appropriate, to award any remedy, including monetary damages, specific performance and all other forms of legal and equitable relief that is in accordance with the terms of this Agreement; provided, however, that the Arbitral Tribunal shall have no authority or power to (A) limit, expand, alter, modify, revoke or suspend any condition or provision of this Agreement, (B) award punitive, exemplary, treble or similar damages or (C) review, resolve or adjudicate, or render any award or grant any relief in respect of, any issue, matter, claim or Dispute other than the specific Dispute or Disputes submitted by the parties to such Arbitral Tribunal for final and binding arbitration, including any Disputes consolidated therewith in accordance with Section 14.4(c)(viii).
(v)
Each Party shall bear its own costs and attorneys’ fees in any arbitration conducted under this Section 14.4(c), and each party to any such arbitration shall bear an equal portion of the fees and expenses of the arbitration including the Arbitral Tribunal’s fees and the fees and expenses of the AAA; provided, however, that the Arbitral Tribunal shall have the power to award the prevailing party its documented out-of-pocket costs and attorneys’ fees reasonably incurred in the arbitration (including the fees and expenses of the arbitration, the Arbitral Tribunal’s fees and the fees and expenses of the AAA) if the Arbitral Tribunal finds that any of the claims or defenses of the non-prevailing party were frivolous or made in bad faith; provided, further, that if any parties to the arbitration are Affiliates of each other, they shall be counted as a single party to the arbitration for purposes of apportioning such fees and expenses. If either Party (or any member of its Group) files an Action in contravention of this Section 14.4(c), the other Party shall be entitled to an award of any costs they may incur in defending such an Action, including a fee in an amount equal to $25,000,000, multiplied by 1.05 raised to the power of the number of years elapsed since the Effective Date (expressed in decimal form), as well as such additional punitive, exemplary, treble or similar damages as may be awardable under applicable Law. Each of the Parties acknowledges and agrees that if any Party (or any member of its Group) files an Action in contravention of this Section 14.4(c), the non-breaching Party shall suffer reputational loss as a direct consequence of such Action for which it is entitled to damages.
(vi)
Any arbitration pursuant to this Section 14.4(c) shall be seated in, and the award shall be rendered, in New York County, New York, in the English language.
(vii)
This Section 14.4(c) and any arbitration pursuant thereto shall be governed by the Federal Arbitration Act (9 U.S.C. § 1 et seq.).
(viii)
The Arbitral Tribunal may consolidate an arbitration under this Agreement with any arbitration arising under or relating to any other agreement between the Parties entered into pursuant hereto, as the case may be, if the subject of the Disputes thereunder arises out of or relates essentially to the same set of facts or transactions. Such consolidated arbitration shall be determined by the Arbitral Tribunal appointed for the arbitration proceeding that was commenced first in time.
(ix)
The Arbitral Tribunal (and, if applicable, any emergency arbitrator appointed by the AAA in accordance with the Rules (“Emergency Arbitrator”)) shall have the full authority to grant any pre-arbitral injunction, pre-arbitral attachment, interim or conservatory measure or other order in aid of arbitration proceedings (“Interim Relief”). The Parties shall exclusively submit any application for Interim Relief to only: (A) the Arbitral Tribunal or (B) prior to the constitution of the Arbitral Tribunal, an Emergency Arbitrator appointed in the manner provided for in the Rules. Any Interim Relief so issued shall, to the extent permitted by applicable Law, be deemed a final arbitration award for purposes of enforceability, and, moreover, shall also be deemed a term and condition of this Agreement subject to specific performance in Section 14.4(g). The foregoing procedures shall constitute the exclusive means of seeking Interim Relief; provided, however, that (I) the Arbitral Tribunal shall have the power to continue, review, vacate or modify any Interim Relief granted by an Emergency Arbitrator, and the Arbitral Tribunal shall apply a de novo standard of review to the factual and legal findings of the Emergency Arbitrator and conduct any such proceeding with respect to the actions of the Emergency Arbitrator on an expedited basis and (II) in the event an Emergency Arbitrator or the Arbitral Tribunal issues an order granting, denying or otherwise addressing Interim Relief (a “Decision on Interim Relief”), any Party may apply to enforce or require specific performance of such Decision on Interim Relief in any court of competent jurisdiction.
(d)
Jurisdiction. The Parties consent and submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if (and only if) the Court of Chancery of the State of Delaware finds it lacks subject matter jurisdiction, the federal court of the United States sitting in the State of Delaware or, if (and only if) the federal court of the United States sitting in the State of Delaware finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware, and appellate courts thereof (together, the “Permitted Courts”), to enforce the dispute resolution provisions in this Section 14.4, or to enforce any award, relief or decision issued by an Arbitral Tribunal (or, if applicable, Emergency Arbitrator). In any such action: (A) each of the Parties irrevocably waives, to the fullest extent it may effectively do so, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens or any right of objection to jurisdiction on account of its place of incorporation or domicile, which it may now or hereafter have to the bringing of any such action or proceeding in any Permitted Court and (B) each of the Parties irrevocably consents to service of process by the mailing of copies of the process to the Parties as provided in Section 14.1, with service effected in this manner becoming effective five (5) days after the mailing of the process.
(e)
Confidentiality. Without limiting the provisions of the Rules, unless otherwise agreed in writing by or among the Parties or permitted by this Agreement, the Parties shall keep, and shall cause the members of their respective Affiliates to keep, confidential all matters relating to the arbitration (including the existence of the proceeding and all of its elements and including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions) or the award, and any negotiations, conferences and discussions pursuant to this Section 14.4 shall be treated as compromise and settlement negotiations; provided that such matters may be disclosed (i) to the extent reasonably necessary in any proceeding brought to enforce this Section 14.4 or the award or for entry of a judgment upon the award and (ii) to the extent otherwise required by Law. Nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences and discussions pursuant to this Section 14.4(e) that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration. In the event any Party makes application to any court in connection with this Section 14.4(e) (including any proceedings to enforce a final award or any Interim Relief), that Party shall (x) take all steps reasonably within its power to cause such application, and any exhibits (including copies of any award or decisions of the Arbitral Tribunal or Emergency Arbitrator), to be filed under seal, (y) shall oppose any challenge by any third party to such sealing and (z) shall give the other Party immediate notice of such challenge.

(f)
Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement and each Contract Supplement during the course of dispute resolution pursuant to the provisions of this Section 14.4 with respect to all matters not subject to such dispute resolution.
(g)
Specific Performance. The Parties acknowledge and agree that irreparable harm would occur in the event that the Parties do not perform any provision of this Agreement in accordance with its specific terms or otherwise breach this Agreement and the remedies at law for any breach or threatened breach of this Agreement, including monetary damages, are inadequate compensation for any Indemnifiable Loss. Accordingly, from and after the Effective Date, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Parties agree that the Parties to this Agreement who are or are to be thereby aggrieved shall, subject and pursuant to the terms of this Section 14.4 (including after compliance with all notice and negotiation provisions herein), have the right to specific performance and injunctive or other equitable relief of its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.
Section 14.5
Independent Contractors. Each Party acknowledges that it has entered into this Agreement for independent business reasons. The relationship of the Parties is those of independent contractors and nothing contained herein shall be deemed to create a joint venture, partnership or any other relationship. Neither Vylor nor Corteva shall have any power or authority to negotiate or conclude any agreement, or to make any representation or to give any understanding on behalf of the other in any way whatsoever.
Section 14.6
No Third-Party Beneficiaries. Except to the extent expressly contemplated by Section 12.3, this Agreement is solely for the benefit of, and is only enforceable by, the Parties and their permitted successors and assigns and should not be deemed to confer upon third parties any remedy, benefit, claim, liability, reimbursement, claim of Action or other right of any nature whatsoever, including any rights of employment for any specified period, in excess of those existing without reference to this Agreement.
Section 14.7
Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon a determination that any term, provision, covenant or restriction is invalid, illegal, void or unenforceable, the Parties shall negotiate in good faith to modify to the fullest extent permitted by applicable Law this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 14.8
Titles and Headings. Titles and headings to articles or sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
Section 14.9
Counterparts. This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in more than one counterpart, all of which shall be considered one and the same agreement, each of which when executed shall be deemed to be an original, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.
Section 14.10
References; Interpretation. For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, clause, Exhibit and Schedule are references to the Articles, Sections, paragraphs, clauses, Exhibits and Schedules to this Agreement unless otherwise specified; (c) references to this Agreement and the terms “hereof”, “herein”, “hereby”, “hereto”, and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation”, unless otherwise specified; (f) the word “or” shall not be exclusive (unless the context indicates otherwise); (g) references to “written” or “in writing” include in electronic form; (h) the Parties have each participated in the negotiation and drafting of this Agreement, and except as otherwise stated herein, if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any of the provisions in this Agreement; (i) a reference to any Person includes such Person’s successors and permitted assigns; (j) any reference to “days” means calendar days unless Business Days are expressly specified; (k) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (l) any statute or Contract defined or referred to herein means such statute or Contract as from time to time amended, modified or supplemented, unless otherwise specifically indicated; (m) the use of the phrases “the date of this Agreement”, “the date hereof”, “of even date herewith” and terms of similar import shall be deemed to refer to the date set forth in the preamble to this Agreement; (n) the phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice” whether or not such words actually follow such phrase; (o) where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning; and (p) any consent given by any Party pursuant to this Agreement shall be valid only if contained in a written instrument signed by such Party. Unless the context requires otherwise, references in this Agreement to “Vylor” shall also be deemed to refer to Vylor’s Affiliates, as applicable, references to “Corteva” shall also be deemed to refer to the Corteva’s Affiliates, as applicable, and, in connection therewith, any references to actions or omissions to be taken, or refrained from being taken, as the case may be, by Vylor or Corteva shall be deemed to require Vylor or Corteva, as the case may be, to cause their respective Affiliates to take, or refrain from taking, any such action.

Section 14.11
Survival. Article I (Definitions), Article VI (Invoices; Taxes; Payment), Article VIII (Intellectual Property), Article XII (Limitation of Liability and Indemnification), Article XIII (Confidentiality), Article XIV (Miscellaneous), Section 2.4(g) (Subject Products True-Up), Section 2.5(d) (Corteva Audits), Section 3.2 (Support Fee Statement), Section 3.3 (Support Fee Payment), Section 5.7 (Samples; Records), Section 5.13(b)(ii) (Supply Continuity), Section 5.14 (Vylor Audits), Section 9.3 (Effect of Termination), Section 9.4 (Sell-Off Right), Exhibit A (Trademark License Terms) and Exhibit C (SAT Data Sharing and Use Restrictions) shall survive the termination of this Agreement or any Contract Supplement (with respect to obligations relating to such Subject Product) in accordance with the respective terms thereof.
Section 14.12
Entire Agreement; Construction. This Agreement, together with the Exhibits (and schedules thereto) and schedules hereto, the Separation Agreement and the other Ancillary Agreements (as defined in the Separation Agreement), constitutes and sets forth the entire agreement and understanding between the Parties with respect to the subject matter hereof. Each of the Parties acknowledges and represents that in deciding to enter into this Agreement and to consummate the transactions contemplated hereby it has not relied upon any statements, promises, warranties or representations, written or oral, express or implied, other than those explicitly set forth herein. Nothing contained in this Agreement is intended or shall be construed to amend or modify in any respect, or constitute a waiver of, any of the rights and obligations of the Parties under the Separation Agreement.
Section 14.13
Exhibits; Contract Supplements. The Exhibits (and the schedules thereto) and the schedules hereto shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. The provisions of this Agreement shall be part of each Contract Supplement, whether or not this Agreement is referred to in such Contract Supplement. Notwithstanding anything to the contrary in this Agreement or any Contract Supplement, (a) in the event of any conflict or inconsistency between this Agreement or any Contract Supplement, on the one hand, and Exhibit A, on the other hand, Exhibit A shall control with respect to Trademarks, (b) in the event of any conflict or inconsistency between this Agreement or any Contract Supplement, on the one hand, and Exhibit C, on the other hand, Exhibit C shall control solely with respect to access to and use of SAT Data (as defined therein) and (c) in the event and to the extent of any inconsistency between this Agreement and any Contract Supplement, such Contract Supplement shall prevail.
Section 14.14
Default. Default under one Contract Supplement or with respect to any Subject Product shall not mean that a default has occurred with respect to obligations relating to any other Subject Product, unless such default is also a default of such obligations.
Section 14.15
Further Assurances. In addition to the actions specifically provided for elsewhere in this Agreement, but subject to any express limitations in this Agreement, each of Corteva and Vylor shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Law or otherwise to implement and give effect to this Agreement.

Section 14.16
Forms. The Parties recognize that purchase orders or other sales terms or conditions, acknowledgments or similar instruments (“Forms”) may be used to implement or administer provisions of this Agreement and/or any Contract Supplement. The Parties agree that the terms of this Agreement and/or the respective Contract Supplement will prevail in the event of any conflict between this Agreement and/or the respective Contract Supplement, on the one hand, and the Forms, on the other hand, or to the extent the Forms add to, vary or modify this Agreement and/or the respective Contract Supplement.
Section 14.17
Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by a licensor of Intellectual Property are, and will otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the United States Bankruptcy Code regardless of the form or type of intellectual property under or to which such rights and licenses are granted and regardless of whether the intellectual property is registered in or otherwise recognized by or applicable to the United States of America or any other country or jurisdiction. The Parties agree that each licensee of Intellectual Property hereunder will retain and may fully exercise all of their rights and elections under the United States Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the United States Bankruptcy Code, the Party hereto that is not a party to such proceeding will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, will be promptly delivered to it (i) upon any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefore, unless the Party subject to such proceeding continues to perform all of its obligations under this Agreement or (ii) if not delivered under clause (i) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefore by the non-subject Party.
Section 14.18
Costs and Expenses. Except as expressly provided in this Agreement, each Party shall bear its own costs and expenses incurred in connection with the execution and delivery of this Agreement, and the exercise of its rights and performance of its obligations hereunder.
Section 14.19
Export Control of Technical Data. The Parties acknowledge their obligations to control access to technical data under the United States export laws and regulations, including the United States Export Administration Act of 1979, as amended, and the Trading with the Enemy Act, and the Parties agree to adhere to such laws and regulations concerning any technical data or samples received under this Agreement.
Section 14.20
Successors and Assigns. The provisions of this Agreement and/or any Contract Supplement and the obligations and rights hereunder and thereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.

* * * * *

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have each caused this Agreement to be executed by its duly authorized representative as of the day and year first above written.

CORTEVA AGRISCIENCE LLC

By:
Name:	[ ]
Title:	[ ]

PIONEER HI-BRED INTERNATIONAL, INC.

By:
Name:	[ ]
Title:	[ ]

[Signature Page to the Global Master Seed Treatment Supply Agreement]

Exhibit A

Trademark License Terms

[***]

Exhibit B

Umbrella Secrecy Agreement

[***]

Exhibit C

SAT Data Sharing and Use Restrictions

[***]

Schedule I

Current Portfolio Products

[***]

Schedule II

Initial Current Portfolio Product Forecast

[***]

2

Schedule III

Delivery Destinations

[***]

3

Schedule IV

Near-Term Products

[***]

4

Schedule V

Initial Members of the Steering Committee

[***]

5

Schedule VI

Current Direct Products

[***]

6

Schedule VII

Pipeline Products

[***]

7

Schedule VIII

Subject Product Change Timelines

[***]

8

Schedule IX

PASSER Criteria

[***]

9

Schedule X

Additional Product Related Terms

[***]

10